Exhibit 10.1

* Certain confidential information contained in this document, marked by asterisks, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

AMENDED AND RESTATED WALMART MONEYCARD PROGRAM AGREEMENT
This AMENDED AND RESTATED WALMART MONEYCARD AGREEMENT, including any Schedules and Exhibits hereto (collectively, this “Agreement”) is entered into as of the Effective Date, by and among (1) Wal-Mart Stores, Inc., a Delaware corporation, Wal-Mart Stores Texas L.L.C., a Delaware limited liability company, Wal-Mart Louisiana, LLC, a Delaware limited liability company, Wal-Mart Stores Arkansas, LLC, an Arkansas limited liability company, Wal-Mart Stores East, L.P., a Delaware limited partnership and Wal-Mart Puerto Rico, Inc., a Puerto Rico corporation (each of the foregoing entities, individually and collectively, “Retailer”), (2) Green Dot Corporation (“GDC” or “Green Dot”), a Delaware corporation, and (3) Green Dot Bank, a Utah chartered Fed member bank and wholly owned subsidiary of GDC (“Bank”). GDC, Bank and Retailer may be referred to herein individually as “Party” and collectively as the “Parties.”
    WHEREAS, Retailer, GDC and Bank (as assignee of GE Capital Retail Bank, f/k/a/ GE Money Bank) are parties to that certain Walmart MoneyCard Program Agreement, dated as of May 27, 2010 and from time to time amended (as amended, the “2010 Agreement”), pursuant to which Bank issues, Green Dot services, and Retailer markets and sells MoneyCards and certain other financial products and services, which agreement is scheduled to expire on December 31, 2015;
WHEREAS, the Parties wish to enter into this Agreement to replace the 2010 Agreement as it relates to MoneyCards and to continue, as modified by this Agreement, the Program for the sale, marketing, load and reload of MoneyCards, as well as the potential sale of such other Retailer- branded financial products and services as may be mutually agreed by the Parties from time to time.
NOW, THEREFORE, based on the foregoing and the mutual and dependent promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:
1.    DEFINITIONS; RULES OF INTERPRETATION.
1.1     For the purpose of this Agreement, the following terms have the meaning set forth below in this Section 1:
“Affiliate” means with respect to any Person, any Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with such Person. For the purposes of this definition, the term “control” (including the terms “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the Person in question.

“Applicable Law” means all laws (including common law), codes, statutes, ordinances, rules, regulations, regulatory bulletins or guidance, regulatory examinations or orders, decrees and orders of any Governmental Authority as may be amended and in effect from time to time during the Term and that apply to a Party, including: (i) the Electronic Fund Transfer Act and Regulation E; (ii) the Bank Secrecy Act; (iii) the Gramm-Leach Bliley Act; (iv) the CARD Act; (v) the USA PATRIOT Act; (vi) any and all statutes, rules, regulations, orders or directives enforced by OFAC; and (vii) any statutes, rules, regulations, orders or directives of any Governmental Authority relating to money transmission or unclaimed property.

“Billing Period” means each Business Day and any non-Business Day immediately following such Business Day (e.g., Friday, Saturday and Sunday constitute a single Billing Period if Monday is a Business Day).

“Business Day” means any day, except Saturday, Sunday, or a day on which banks are required or permitted to be closed in the State of Delaware.
“CARD Act” means the Credit Card Accountability Responsibility and Disclosure Act of 2009, Pub. L. No. 111-24, 123 Stat. 1734, together with the rules, regulations, orders or directives promulgated under such statute.
“Card Network” means VISA, MasterCard or such other payment card network or association as designated by Retailer.
“Cardholder” means an individual to which Bank has issued a Product or who is or may become obligated under or with respect to use of the Product.
“Cardholder Funds” means funds received from a consumer or Cardholder for the purchase of, a POS Load or a POS Reload to a Product.
“Cardholder Website” means the website operated by Bank under the domain name www.walmartmoneycard.com through which Cardholders may acquire or activate MoneyCards, pay bills online, and view balance, purchase history and such other information agreed to by the Parties and that provides such other and further functionalities and features mutually agreed upon by the Parties.
“CEOs” has the meaning set forth in Section 4.8(b).
    “Confidential Information” means any and all proprietary, non-public material, documents and information supplied by or on behalf of one Party to another Party in connection with the Program or the performance of this Agreement, including (i) information concerning a Party’s marketing plans, objectives, or financial results and (ii) the terms of this Agreement. Confidential Information does not include any information that is sourced from information which: (a) at the time of disclosure by one Party hereto or thereafter is generally available or known to the public (other than as a result of an unauthorized disclosure by the other Party hereto); (b) was available to the receiving Party on a non-confidential basis from a source other than the disclosing Party (provided that such source, to the best of the receiving Party’s knowledge, was not obligated to the disclosing Party to keep such information confidential); (c) was in the receiving Party’s possession prior to disclosure by the disclosing Party to it; or (d) Servicing Data or GDC Data. Confidential Information disclosed under the 2010 Agreement will be deemed Confidential Information under this Agreement.
“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and material policies of an entity, whether through the ownership of voting securities, by contract, or otherwise. Control is presumed to exist if a single person or entity, or a group of affiliated persons or entities, owns more than 50% of the voting securities or membership interests of an entity.
“Daily Report” means a written report from GDC to Retailer identifying the Gross Settlement Amount due Bank for each Billing Period.
“Disputed Matter” has the meaning set forth in Section 4.8.
“Effective Date” means May 1, 2015.
“Expedited Review” has the meaning set forth in Section 4.9.
“GDC Change of Control” means (i) any sale of all or substantially all of the assets of GDC (whether in one or a series of transactions); (ii) the merger or consolidation of GDC (whether as the survivor or otherwise) into another corporation (by operation of law or otherwise); or (iii) the purchase of more than 50% of the capital stock of GDC by a single person or entity, or a group of affiliated persons or entities.
“GDC Matters” has the meaning set forth in Section 4.10(b).
“GDC Prohibited Change of Control” means a GDC Change of Control where (i) the acquirer of GDC or its assets or capital stock (a) is not at least as financially sound as GDC or not at least as financially or operationally capable of meeting the obligations of GDC under this Agreement as GDC as reasonably determined by Retailer, (b) is the debtor under any proceeding under any bankruptcy, insolvency, reorganization, liquidation or similar law, or has made any assignment or general arrangement for the benefit of creditors (and such assignment or arrangement is in effect on the date of the acquisition), or has had a liquidator, receiver or similar official appointed with respect to it or any substantial portion of its assets, or is insolvent (however evidenced) or will become insolvent as a result of such acquisition, or is generally unable to pay its debts as they fall due; (c) would, in the commercially reasonable judgment of Retailer, cause harm to the goodwill or reputation of Retailer or the Retailer name or brand; (d) is, or one or more of its Affiliates, successors or assigns are, in the business of operating general merchandise or grocery retail sales or warehouse outlets; or (e) has been engaged in material litigation with Retailer in the past ten (10) years or there has been the threat of such material litigation; or (ii) for a period of [*] after such GDC Change of Control, for reasons resulting from the GDC Change of Control, [*] is not employed by GDC and playing a substantial and active role in the management of GDC.

“Governmental Authority” means any government, any state or any political subdivision or branch thereof and any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government, whether federal, state, local or territorial.

“Green Dot Technology” means any and all technology owned by Green Dot or Bank at the time such technology is provided for use in establishing, developing or administering the Program, along with any and all changes or modifications to such technology made by or on behalf of Green Dot or Bank.
“Green Dot Created Technology” means any and all technology created by or on behalf of Green Dot or Bank in connection with establishing, developing or administering the Program.
“Gross Settlement Amount” means the Cardholder Funds collected by Retailer and all Product fees assessed by Bank and collected by Retailer in connection with the sale of a Product at a Store or a POS Load or a POS Reload at a Store.

“Indemnified Claim” means a claim, demand, allegation, complaint, proceeding, investigation or discovery asserted by a third party (including any Governmental Authority) against a Party to this Agreement or such Party’s directors, officers, employees or agents.

“Indemnified Party” means a Party and such Party’s officers, directors, employees and agents against whom an Indemnified Claim is asserted.

“Indemnifying Party” means a Party from which indemnity against an Indemnified Claim is requested pursuant to this Agreement.

“Initial Term” means the period commencing on the Effective Date and ending on May 1, 2020.

“Intellectual Property” means trade names, logos, trademarks, service marks, trade dress, Internet domain names, copyrights, patents, trade secrets, know how, and proprietary technology.

“Marketing Fund” means a marketing fund to be funded from Total Program Revenue to be administered by GDC and Retailer for marketing the Program, funding Cardholder value propositions and such other purposes mutually agreed upon by Retailer and GDC.
“MoneyCard” means the Walmart MoneyCard, a general purpose reloadable prepaid card branded with Retailer Marks and those of the applicable Card Network. As of the Effective Date, MoneyCard includes the Walmart MoneyCard Basic Card, the Walmart MoneyCard Plus Card, the Walmart MoneyCard Preferred Card and Walmart MoneyCard Specialty Cards (including the NASCAR card, the NFL team card and Mossy Oak card).
“MCX” means Merchant Customer Exchange, a limited liability company that Wal-Mart Stores, Inc. participates in with other merchants for the purpose of creating and operating a mobile commerce environment which includes payments, or such entity’s successors or assigns.

*Confidential Treatment Requested.

“MCX Integration” means the incorporation into the MCX Wallet of the MoneyCard.
“MCX Network” means a network established by MCX in which merchants (or their processors or other agents) obtain authorization and settlement services in connection with transactions initiated using an MCX Wallet.
“MCX Plan” means the written plan adopted by the Parties for the MCX Integration.
“MCX Wallet” means an application, program or website that permits consumers to access account information and initiate payment transactions through the MCX Network by use of an access code, mobile phone or other consumer electronic device.
“Object Code” means the computer software code generated by a compiler or assembler that has been translated from the source code of a program.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Party” has the meaning set forth in the Preamble.
“PCI Standards” means the Payment Card Industry Data Security Standards.
“Person” means and includes any individual, partnership, joint venture, corporation, trust, unincorporated organization or government or any department or agency thereof.
“POS Load(s)” means point of sale loading of funds to a Product in connection with the sale of a Product.
“POS Reload(s)” means the point of sale reloading of funds to a Product at Stores.
“Prepaid Access Rule” means the “Final Rule – Definitions and Other Regulations Relating to Prepaid Access” promulgated by the Financial Crimes Enforcement Network of the United States Department of the Treasury and published July 29, 2011 in the Federal Register, 76 FR 45403, as such rule is from time to time amended.
“Product(s)” means MoneyCards and such other Retailer-branded financial products or services as the Parties mutually agree to include in the Program through a written amendment to this Agreement.
“Program” means the program established by this Agreement pursuant to which Products are issued by Bank, distributed, sold and marketed by the Parties and pursuant to which POS Loads and POS Reloads for the Products are accepted and processed through the GDC network.
“Program Management Committee” has the meaning set forth in Section 4.5(a).
“Principal” means GDC and/or Bank, as applicable.
“Renewal Term” means one period of two years commencing on the expiration of the Initial Term.
“Repeated SLA Failure” means that GDC fails to achieve the default percentage set forth in Exhibit 2.12(a) with respect to the same Service Level either during [*] or for [*] during [*] period during the Term.
“Repeated SuperSLA Failure” means that GDC fails to achieve the default percentage set forth in Exhibit 2.12(b) with respect to the same Super Service Level either during [*] or [*] during [*] period during the Term.
“Retailer BINS” means a series of bank identification numbers solely dedicated for use by MoneyCards or Products issued pursuant to the Program.
“Retailer Dashboard” means the Walmart myMoneyCenter website hosted by or on behalf of Retailer at which customers who obtain financial services that are offered by Retailer or third parties under a branding or contractual relationship with Retailer are able to access information about such financial services and through which Cardholders will access the Cardholder Website.
*Confidential Treatment Requested.

“Retailer Dashboard Provider” means a third-party service provider, vendor, or contractor engaged by Retailer in the operation or hosting of the Retailer Dashboard.
“Retailer Marks” means the names, trade names, logos, service marks and trademarks of Retailer identified on Schedule 2.5(a).
“Retailer Matters” has the meaning set forth in Section 4.10(a).
    “Retailer Technology” means any and all technology owned by Retailer or any of its Affiliates at the time such technology is provided for use in establishing, developing or administering the Program, along with any and all changes or modifications to such technology made by or on behalf of Retailer or any of its Affiliates.
“Retailer Created Technology” means any and all technology created by or on behalf of Retailer or its Affiliates in connection with establishing, developing or administering the Program.
“Sales Data” means data identifying Product sales, POS Loads and POS Reloads at Stores.
“SEC” means the United States Securities and Exchange Commission.
“Senior Officers” has the meaning set forth in Section 4.8(a).
“Service Levels” means the service level targets set forth in Exhibit 2.12(a).
“Service Level Credits” means the liquidated damages identified in Schedule 2.12 and payable by GDC to Retailer for GDC’s failure to meet the Super Service Levels.
“Service Provider” means a third-party service provider, vendor or contractor engaged by GDC or Bank in the operation of the Program.
“Services” means the POS Loads and POS Reloads and other related services in connection with the offering of the Products under this Agreement.
“Servicing Data” means such data identified on Schedule 7.5, requested by Retailer and reasonably necessary for Retailer to operate the Retailer Dashboard.
“Super Service Levels” means the service level targets set forth in Exhibit 2.12(b).
“Specialty Marks” means the names, trade names, logos, services marks or trademarks owned by a third party and licensed to Retailer for display and use on Products.
“Store(s)” means a Walmart Discount Store, Walmart SuperCenter, Walmart Neighborhood Market, Walmart.com, or retail store operating under the “Walmart” brand in the Territory that is owned or operated by a Retailer and in which Retailer in its sole discretion elects to market, distribute, and offer Products, POS Loads or POS Reloads.
“Term” means the Initial Term and the Renewal Term, if any.
“Territory” means, for purposes of POS Reloads, the states of the United States of America (other than Vermont), the District of Columbia and the Commonwealth of Puerto Rico, and for purposes of issuance of the MoneyCard, the states of the United States of America (other than Vermont) and the District of Columbia.
“Total Program Revenue” means, for a period, the [*] and [*] and [*] derived [*], in each case, [*], but excluding [*]; and [*].
“2010 Agreement” has the meaning set forth in the recitals.
1.2     Rules of Interpretation. In this Agreement, the following rules of interpretation apply:
*Confidential Treatment Requested.

(a)    all references to a plural form shall include the singular form (and vice versa);
(b)    the terms “include” and “including” are meant to be illustrative and not exclusive, and shall be deemed to mean “include without limitation” or “including without limitation;”
(c)    the word “or” is disjunctive, but not necessarily exclusive, except where clearly indicated by the context;
(d)    the word “and” is conjunctive only, except where clearly indicated by the context;
(e)    the words “herein,” “hereof,” “hereunder” and words of like import shall refer to this Agreement as a whole (including its Schedules and Exhibits), unless the context clearly indicates to the contrary (for example, where a particular Section, Schedule or Exhibit is the intended reference);
(f)    where specific language is used to clarify or illustrate by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict the construction of the general statement which is being clarified or illustrated;
(g)    text enclosed in parentheses has the same effect as text that is not enclosed in parentheses;
(h)    all references made in this Agreement to a statute or statutory provision shall mean such statute or statutory provision as it has been amended through the date as of which the particular portion of this Agreement is to take effect, or to any successor statute or statutory provision relating to the same subject as the statutory provision so referred to in this Agreement, and to any then applicable rules, regulations, guidances, orders or directives promulgated thereunder, unless otherwise provided;
(i)    all references in this Agreement to an Article, Section or Schedule are to the Article of, Section of, or Schedule to this Agreement unless otherwise expressly provided;
(j)    all references to an Article or Section in this Agreement shall, unless the context clearly indicates to the contrary, refer to all sub-parts or sub-components of any said article or section;
(k)    all references to “notice,” “notification,” “approval” or “consent” shall be deemed to include the words “in writing” unless otherwise specifically noted;.
(l)    except as otherwise set forth in Section 9.4, all references to a “writing” shall include an electronic transfer of information by e-mail, over the Internet or otherwise;
(m)    all references to “days” mean calendar days unless otherwise indicated through the use of the phrase “Business Day;”
(n)    the construction of this Agreement shall not take into consideration the Party who drafted or whose representative drafted any portion of this Agreement, and no canon of construction shall be applied against a Party on the basis that such Party was the drafter;
(o)    any Article, Section, Subsection, Paragraph or Subparagraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement;
(p)    unless the context otherwise requires or unless otherwise provided herein, all references in this Agreement to a particular agreement, instrument, or document also shall refer to all schedules or exhibits, renewals, extensions, modifications, amendments and restatements of such agreement, instrument, or document;
(q)    references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day; and

(s)    “dollars” and “$” mean United States dollars.
2.    ISSUANCE, SALE AND MARKETING OF PRODUCTS; APPOINTMENT OF RETAILER AS AGENT OR DELEGATE; MONEYCARD FEATURES; USE OF RETAILER MARKS; MCX INTEGRATION; MARKETING FUND; SERVICE LEVELS AND SUPERSERVICE LEVELS; NON-EXCLUSIVE
2.1.    Bank Issuance of MoneyCards. Subject to and in accordance with this Agreement and Applicable Law, Bank shall issue MoneyCards to individuals residing in the Territory. Bank will issue all MoneyCards under the Retailer BINS. Subject to point of sale technology, Cardholders will be prompted to enter a PIN for purchases using a MoneyCard. Bank will use commercially reasonable efforts to add and implement EMV chip functionality to MoneyCards and to issue (and to reissue with respect to outstanding MoneyCards as such MoneyCards expire) all MoneyCards as EMV enabled plastic chip card on a schedule mutually agreed upon by the Parties, but not later than December 31, 2017.
2.2.    Card Network(s) Selection. As of the Effective Date, the Card Networks for MoneyCards will be Visa and MasterCard. Retailer may from time to time designate the Card Network or Card Networks on which new MoneyCards will be issued, with reasonable advance notice to GDC and Bank of any changes to such designation.
2.3.    Limited Agency. Retailer and each Principal agree to the agency terms set forth in Schedule 2.3 provided by GDC and Bank. GDC and Bank shall monitor changes in Applicable Law, update the provisions of Appendix 1 to Schedule 2.3 as needed, and promptly provide notice to Retailer of any such changes in Applicable Law and the updated provisions of Appendix 1 to Schedule 2.3 as a result thereof.
2.4.    Offering of Products and Services; Promotional Activities; Merchandising.
(a)    Except as set forth in Sections 2.4(d), Products will be available for purchase exclusively at Stores and the Cardholder Website. Except as set forth in Sections 2.4(d), Retailer agrees to use commercially reasonable efforts to promote and sell the Products at the Stores. Retailer may accept whatever form of payment for Products and POS Loads as Retailer deems appropriate. Except as otherwise stated in this Agreement, each Party will be responsible for its own costs and expenses associated with its performance of this Agreement.
(b)    Except as set forth in this Section 2.4(d), Retailer shall provide and install displays/fixtures for the display of the Products. Products and Product packaging materials will be displayed at displays/fixtures or locations in the Stores designated by Retailer in its sole discretion. GDC at its own expense will provide Retailer with commercially reasonable amounts of Product, Product packaging and marketing materials as mutually agreed upon by the Parties. GDC (or, subject to Retailer’s prior approval, its Service Provider) will be responsible for stocking and replenishing Products in the Stores at displays/fixtures designated by Retailer, and removing any discontinued Products from the Stores.
(c)    All Product marketing materials, including physical Product, and Product packaging and displays, will be subject to each Party’s prior approval in writing, such approval not to be unreasonably withheld, conditioned or delayed. The Parties may also from time to time mutually agree via written communication to specific marketing initiatives and related cost allocations, as well as to add or remove Products.
(d)    As of the Effective Date, Retailer will offer and Bank will process POS Reloads of MoneyCards at Stores located in the Commonwealth of Puerto Rico. MoneyCards will not be available for sale at Stores located in the Commonwealth of Puerto Rico.
(e)    Bank will be the Principal and will process any POS Reloads in the Commonwealth of Puerto Rico.
2.5.    Limited License to Use Retailer Marks.
(a)    Subject to and only in accordance with the provisions of this Agreement, Retailer hereby grants GDC and Bank during the Term a non-exclusive, non-sublicensable, non-transferable, revocable license to use Retailer Marks solely in the connection with the creation, development, marketing, promotion, service, sale and administration of the Products, as such use is approved from time-to-time by Retailer pursuant to the terms hereof.

(b)    Retailer in its sole discretion from time to time may change the appearance or style of the Retailer Marks, provided that GDC and Bank will have a commercially reasonable time (not to exceed ninety days) after Retailer’s approval to modify any previously issued materials, including Products, to include the Retailer Marks, as modified or changed by Retailer.
(c)    GDC and Bank each acknowledge and agree that (i) Retailer Marks are owned solely and exclusively by Retailer, (ii) except for the limited license set forth in Section 2.5(a), GDC and Bank have no rights, title or interest in or to the Retailer Marks, and GDC and Bank agree not to apply for registration of the Retailer Marks (or any mark confusingly similar thereto) anywhere in the world, (iii) all use of the Retailer Marks by GDC and Bank will inure exclusively to the benefit of Retailer, (iv) GDC and Bank will not modify the Retailer Marks or use them for any purpose other than as set forth in this Section 2.5, (v) GDC and Bank will not engage in any action that adversely affects the good name, good will, image or reputation of Retailer or associated with the Retailer Marks, (vi) GDC and Bank will at all times use the appropriate trade or service mark notice ((TM), (SM) or (R), whichever is applicable) or such other notice as Retailer may from time to time specify on any item or material bearing the Retailer Marks, and (vii) Retailer must review and approve in advance the use of the Retailer Marks in all materials to be disseminated electronically or otherwise by GDC or Bank, to the extent such materials refer to Retailer or its products or services, or contain the Retailer Marks, which approval may be withheld or conditioned by Retailer in its commercially reasonable business discretion.
(d)    If GDC or Bank breaches this Section 2.5, Retailer may notify GDC and Bank of the breach and demand that the breach be cured within ten (10) Business Days or as promptly as practicable. If the breach is not cured, Retailer may, in its sole discretion, suspend the limited license granted in this Section 2.5 until such time as GDC and Bank have provided Retailer with adequate assurances, acceptable to Retailer in its sole discretion, that the cause of the breach has been fully cured and will not be repeated.
2.6.    Specialty Marks. From time to time, Retailer may obtain rights from third parties to use Specialty Marks in connection with the issuance, manufacture, marketing, distribution and sale of MoneyCards co-branded with such Specialty Marks. Retailer covenants to obtain sufficient rights for Bank and GDC, as the case may be, to issue, manufacture, market, distribute and sell any such Specialty Cards hereunder. Bank and GDC agree that any use of Specialty Marks by Bank and GDC is subject to the terms, conditions and provisions of the applicable agreement between Retailer and the owner of the applicable Specialty Mark, and Bank and GDC must comply with the terms, conditions and provisions of the applicable agreement between Retailer and the owner of the applicable Specialty Mark. Bank and GDC agree to enter into and execute such sublicense agreements as Retailer may reasonably request in connection with the use of Specialty Marks.
(a)    With respect to the MoneyCard co-branded with the “[*]” Specialty Mark, GDC will pay to Retailer a license fee of [*]% of the retail sales price of each MoneyCard co-branded with the “[*]” Specialty Mark. GDC shall pay such license fee to Retailer monthly in arrears within [*], or on such other frequency as Retailer may reasonably request and GDC approves, such approval not to be unreasonably withheld, conditioned or delayed.
(b)    With respect to MoneyCards co-branded with Specialty Marks other than the “[*]” Specialty Mark, to the extent a license fee must be paid to the owner of such Specialty Mark, the Parties will mutually agree upon the allocation and payment of such license fee among the Parties.
2.7.    [*]. To the extent the Bank deploys [*] to MoneyCards that were developed primarily for [*], Retailer shall receive an exclusivity period of [*] with respect to all such [*]. Such exclusivity period shall commence [*] other than [*].
2.8.    MCX Integration. At the written request of Retailer, GDC and Bank agree to implement the MCX Integration in accordance with the MCX Plan and the provisions of this Section 2.8. Within thirty days of receipt by GDC of Retailer’s written request, GDC and Bank will adopt a reasonable timeframe for completion of the MCX Integration based on an assessment of the work necessary to complete the MCX Integration.
(a)    Within thirty days of receipt by GDC of Retailer’s written request pursuant to Section 2.8, the Parties shall agree upon and adopt a MCX Plan. The Parties shall revise and update the MCX Plan as necessary and

*Confidential Treatment Requested.

appropriate during the course of the MCX Integration. The Parties shall confer regularly as necessary to assess the technical, operational, business and economic matters related to the MCX Integration.
(b)    After adoption of the MCX Plan, Bank shall enter into and maintain agreement(s) with MCX or its agents or operators as reasonably necessary for participation of the Bank and the MoneyCard in the MCX Network and MCX Wallet.
(c)    GDC and Bank shall work in good faith to complete its obligations in the MCX Plan in accordance with the timeframe adopted by the Parties but will not be responsible for delays in completing the MCX Integration caused by Retailer.
(d)    The actual costs associated with MCX Integration and allocated to the Program will be treated as [*] and paid from [*], but such costs will not exceed [*]. The share of [*] allocated to [*] will not exceed [*].
2.9.    Marketing Fund. Each of Retailer and GDC shall contribute [*] of each month’s Total Program Revenue to the Marketing Fund to be administered by GDC and Retailer. Any funds remaining in the marketing fund created pursuant to Section 7.1 of the 2010 Agreement as of the Effective Date shall be rolled over and credited to the Marketing Fund. GDC and Retailer will use best efforts to use the Marketing Fund in accordance with a collaborative, mutually agreed marketing plan, and to use funds in the year in which they were credited, provided that any funds remaining at the end of a calendar year shall be rolled over to the following calendar year. Any funds remaining in the Marketing Fund at the expiration or termination of this Agreement shall be [*]. Unless otherwise specified by Retailer at any time, GDC shall withhold Retailer’s contribution to the Marketing Fund from the amounts payable to Retailer pursuant to Section 3.2.
2.10.    Non-Exclusive. The Parties agree that this Agreement is not exclusive, and does not grant or confer on Bank or Green Dot any exclusive rights with respect to the Products. Retailer, in its sole discretion and at any time, may market, sell, and distribute products, and offer point-of-sale loads or point-of-sale reloads, pursuant to an arrangement that does not involve Bank or GDC.
2.11.    Cardholder Website: Bank shall have the sole responsibility for providing and maintaining the Cardholder Website in accordance with the Service Level Standards, the PCI Standards, Applicable Law and this Agreement. All aspects of the Cardholder Website will comply with the Walmart style guide as Walmart may provide to Bank from time to time. The registration of the domain name www.walmartmoneycard.com belongs to Retailer. Bank agrees it is responsible for any payment card data in its possession or control. Upon implementation of the Retailer Dashboard and completion of the migration of current (legacy) Cardholders that have access to the Retailer Dashboard, Cardholders will log in to and access the Cardholder Website through the Retailer Dashboard.
2.12.    Service Level Standards. The Parties agree to the provisions set forth in Schedule 2.12.
2.13.    New Products and Services. At any time during the Term, a Party shall have the right to propose new products or services to be considered for inclusion in the Program, and to submit a proposal to the Program Management Committee for approval. If approved by the Program Management Committee, the Parties shall execute a new Product Addendum for the new products or services to be added as a Product, Service or a new product type to be included in this Agreement.
3.    REVENUE; COMPENSATION; DAILY REPORTS; SETTLEMENT; PROTECTION OF CARDHOLDER FUNDS
3.1.    Consumer Fees.  The fees charged to Cardholders in connection with the MoneyCard as of the Effective Date are set forth in Schedule 3.1, and such fees may not be modified without the mutual written agreement of the Parties. Retailer at any time may request that Bank or Green Dot, as applicable, eliminate or reduce any price or fee charged to Cardholders in connection with a Product. If, within [*] after such a request made by notice, Bank or Green Dot, as applicable, have not agreed to each of Retailer’s requested change(s), then Bank or Green Dot, as applicable,

*Confidential Treatment Requested.

shall provide a written explanation to Retailer with respect to the reason for which such Party is rejecting Retailer’s requested change(s). After receipt of such written explanation, Retailer may terminate this Agreement upon one hundred eighty days’ notice to the other Parties. Retailer shall not request such price changes primarily for the purpose of forcing termination of this Agreement.
3.2.    Compensation and Audit of Total Program Revenue. GDC will pay Retailer a monthly fee equal to [*] of each month’s Total Program Revenue. GDC will make all such payments within twenty business days of the end of each month. GDC’s obligation under this Section 3.2 will survive termination or expiration of this Agreement for so long as any Product is outstanding or active. In addition to Retailer’s rights under Section 4.2(b), upon Retailer’s written request and at any time that a Product is outstanding or active, GDC and Bank shall furnish to Retailer or its designee all such information concerning GDC’s and Bank’s performance of their obligations under this Section 3.2, including documentation reasonably supporting the amount and calculation of Total Program Revenue. In addition to Retailer’s rights under Section 4.2(b), at any time that a Product is outstanding or active, Retailer or a third party designated by Retailer on reasonable advance notice to GDC or Bank, as applicable, of not less than [*] may examine and inspect GDC’s and Bank’s records relating to Total Program Revenue and GDC’s and Bank’s compliance with their obligations under this Section 3.2.
3.3.    Settlement of Funds. The Parties agree to the reporting and settlement process set forth in this Section 3.3.
(a)    Retailer will transmit Sales Data to GDC in real time upon the completion of the applicable transaction at a Store.
(b)    GDC will deliver to Retailer the Daily Report not later than 9:00 a.m. Central Time on the [*].
(c)    Retailer will initiate a wire transfer to the account designated in writing by Bank for the Gross Settlement Amount, net of any sales or other taxes, [*] later than [*] on the [*]after Retailer’s receipt of the Daily Report. Retailer’s wire of the Gross Settlement Amount pursuant to this Section 3.3(c) will satisfy and discharge all of Retailer’s obligations to Bank and GDC with respect to the Gross Settlement Amount for the applicable Billing Period.
(d)    Within sixty days of delivery of a Daily Report, any Party may deliver to the other Parties a request for adjustment to the amounts paid pursuant to the Daily Report and sufficient documentation to support such adjustment. Bank shall apply any undisputed adjustment to a Daily Report [*]. The Parties shall work together in good faith to resolve any disputes regarding adjustments and to automate the adjustment process.
3.4.    Cardholder Funds. Retailer acknowledges and agrees that Retailer will receive Cardholder Funds for the express purpose of having such Cardholder Funds loaded or reloaded to a Product, as applicable in accordance with the Cardholder’s instructions. The Cardholder Funds will not be used for any Retailer operating or general purpose account or otherwise treated as property of Retailer. Subject to Section 4.4, Retailer agrees that prior to Retailer’s remittance of the Gross Settlement Amount in accordance with Section 3.3 it shall be liable to Bank for all Cardholder Funds and purchase fees associated with Products purchased in Stores and for POS Loads and POS Reloads, as applicable, associated with such Products.
3.5.    Effect of Bankruptcy. The Cardholder Funds shall be and remain the sole property of the applicable Cardholders during and after the time the Cardholder Funds are presented to Retailer by the Cardholder and will not be deemed the property or an asset of Retailer, nor will such Cardholder Funds be included on any Retailer balance sheet or asset statement. Furthermore, Retailer agrees that it will hold Cardholder Funds in trust on behalf of the Cardholder pending remittance to Bank in accordance with Section 3.3, and the Cardholder Funds will not be subject to creditors (whether secured or unsecured) of Retailer or its Affiliates, whether in connection with any bankruptcy or secured creditor proceeding filed by or against Retailer, its Affiliates or otherwise. Retailer shall take all action necessary or appropriate: (a) not to cause the Cardholder Funds to become subject to any pledge, assignment, transfer or security interest made or granted, voluntarily or involuntarily, by Retailer to any third party; and (b) to accomplish the immediate release to Bank of all Cardholder Funds, current or future, and remove such Cardholder Funds from inclusion in any Retailer bankruptcy proceeding or proceeding taken by any creditor of Retailer. Retailer agrees that (i) in any cash management or other related motion filed in its bankruptcy proceeding, that Retailer will include a request to obtain bankruptcy court authorization to continue the financial compensation, remittance of funds and

*Confidential Treatment Requested.

transfer of Cardholder Funds to Bank, each as provided for in Section 3.3 and (ii) Retailer will obtain entry of an order approving such arrangements on an interim and/or final basis in form and substance acceptable to GDC. Retailer shall not argue or assert in any bankruptcy proceeding that the Cardholder Funds are part of its bankruptcy estate.
3.6.    Fraud Alert and Recovery
(a)    Each Party agrees that it will be responsible for all damages resulting from the fraud, willful misconduct or gross negligence of its employees, contractors, representatives or agents (other than any agency established hereunder).
(b)    The Parties agree to cooperate with one another and any Governmental Authority and to use commercially reasonable efforts to prevent and mitigate Program fraud and losses. In the event that Retailer discovers fraud or theft by a Cardholder or by a Retailer employee, agent or representative or other conduct by a Cardholder or a Retailer employee, agent or representative that has resulted in a loss to Retailer or the Program (for example, loading of a MoneyCard in a fraudulent manner due to fraud by a Cardholder or Retailer employee), Retailer shall communicate to GDC via email, fax, phone or overnight mail information about such fraudulent transaction, unless Retailer reasonably determines that it is prevented from making any such communication by Applicable Law, a law enforcement request, an applicable Retailer privacy policy, or a contractual agreement with a third party (such as a confidentiality or non-disclosure agreement), and GDC and Bank will immediately attempt to close the affected account and recover funds loaded to that account. In the event of such recovery of funds, GDC or Bank as applicable will refund to Retailer all applicable amounts.
3.7.    Reporting. Green Dot and Bank will provide Retailer with monthly settlement statements and final reports, as well as such other reports as Retailer may reasonably request in writing from time to time.
4.    PROGRAM RESPONSIBILITIES AND COMPLIANCE
4.1.    Legal Compliance. Each Party agrees that it will comply with Applicable Law in connection with its performance hereunder.
(a)    Without limiting the generality of the foregoing, the Parties agree as follows: (i) as required by the CARD Act, Retailer shall not label, display, market, promote or sell any prepaid Products as gift cards; (ii) each Party shall, at all times, maintain written policies and procedures to regularly monitor and verify that prepaid Products are not labeled, displayed, marketed, promoted or sold by Retailer as gift cards. Such policies and procedures shall include guidelines regarding the display of Products in compliance with the CARD Act. The Parties shall from time to time and upon the request of the other Parties, meet to discuss compliance with this Section 4.1 and the CARD Act and Applicable Law. Each Party shall be responsible for all cost and liabilities to the extent arising out of its failure to comply with the CARD Act and the provisions of this Section 4.1.
(b)    The Parties acknowledge and agree that the Program is under the principal oversight and control of Bank, and that Retailer is not a “provider of prepaid access” as such term is defined in the Prepaid Access Rule, 31 CFR 1010.100, or any successor provision, with respect to the Program. GDC and Bank each acknowledges and agrees that each is responsible for, and shall at all times remain responsible for, compliance with the Prepaid Access Rule with respect to the Program. GDC and Bank shall (i) obtain and maintain all records related to a Program that may be required pursuant to the Prepaid Access Rule, including 31 CFR 1022.210(d)(1)(iv), 31 CFR 1022.420, or any successor provisions, and (ii) at all times comply with the requirements set forth under 31 CFR 1022.380. GDC and Bank represent, warrant and covenant that each of GDC and Bank will comply with all Applicable Law and the PCI Standards at all relevant times.
(c)    GDC or Bank shall perform OFAC monitoring, holding and case resolution with respect to the Program to prevent the occurrence of any OFAC prohibited transaction, and shall notify Retailer if such monitoring results in any Cardholders being identified as true, positive matches with individuals appearing on OFAC watch lists. GDC or Bank shall notify Retailer of true, positive matches promptly but not later than 72 hours after GDC identifies a Cardholder as a true, positive match with individuals appearing on OFAC watch lists. Additionally, in coordination with Retailer, GDC or Bank shall be responsible for (i) compliance with all Applicable Law pertaining to anti-money laundering in connection with the Program; (ii) developing and implementing anti-money laundering policies and procedures for the Program; and (iii) maintaining appropriate record-keeping relating to the foregoing subclauses (i) and (ii) in connection with the Program.
(d)    GDC agrees that during the Term it will monitor Applicable Law (including the federal Bank Secrecy Act and all applicable state money transmitter laws) and any changes in Applicable Law that may have a material adverse impact on the Program, that may impose a material obligation on Retailer as it relates to the Program, that may impose a material obligation on GDC or Bank as it relates to the Program, or that may require modifications to the Program or this Agreement. GDC will promptly notify Retailer in writing of any changes in Applicable Law of which GDC becomes aware that may have a material adverse impact on the Program, that may impose a material obligation on Retailer as it relates to the Program, that may impose a material obligation on GDC or Bank as it relates to the Program, or that may require modifications to the Program or this Agreement. Such notice by GDC must include a summary of such changes in Applicable Law, the impact that such changes have on the Program and any GDC proposals or recommendations relating to modifications of the Program that may be necessary to address such changes in Applicable Law.
4.2.    Records and Inspection. Retailer, GDC and Bank shall keep accurate books and records of transactions relating to Product sales and transactions, the Services and the Program, and must maintain such books and records for not less than the period required by Applicable Law but in no event less than [*] following the end of the Term; provided, however, GDC and Bank shall keep accurate books and records relating to the calculation of Total Program Revenue for so long as any Products are outstanding or active and for purposes of fulfilling their obligations relating to unclaimed property under Section 4.4. GDC and Bank shall request, and in good faith use commercially reasonable efforts to contractually require, their Service Providers to agree to audit provisions substantially similar to those set forth in this Agreement and grant access to Retailer, GDC and Bank for purposes of examining and inspecting such Service Providers’ books and records pertaining to their performance of obligations under this Agreement.
(a)    During the Term and for a period of [*] after expiration or termination of this Agreement, GDC on reasonable advance notice to Retailer of not less than [*] may examine and inspect Retailer’s records relating exclusively to Products sold, POS Loads or POS Reloads in Stores and Retailer’s compliance with its obligations hereunder; provided, however, that unless Retailer provides its prior consent, no such inspection or audit may take place at any Store. Such audit shall take place at Retailer’s offices during normal business hours and in a manner that does not interfere with regular business operations. GDC may not conduct an audit or inspection more than one time during any consecutive twelve month period unless otherwise required by Applicable Law or a Governmental Authority.
(b)    During the Term and for a period of [*] after expiration or termination of this Agreement (or for a longer period of time as reasonably necessary to the extent Retailer receives inquiries from Governmental Authorities relating to unclaimed property in connection with the Program), Retailer or a third party designated by Retailer on reasonable advance notice to GDC or Bank, as applicable, of not less than [*] may examine and inspect GDC’s and Bank’s records relating to Products sold, POS Loads or POS Reloads in Stores, Total Program Revenue and GDC’s and Bank’s compliance with their obligations hereunder. Such audit shall take place at GDC’s or Bank’s offices during normal business hours and in a manner that does not interfere with regular business operations. Retailer may not conduct an audit or inspection more than one time during any consecutive twelve month period unless (i) otherwise required by Applicable Law or a Governmental Authority; (ii) Retailer has a reasonable belief that GDC or Bank is not acting in compliance with the terms of this Agreement or Applicable Law; or (iii) an audit performed pursuant to this Agreement reveals any systemic error or operational deficiency or failures. During the Term and for a period of [*] after expiration or termination of this Agreement, GDC and Bank shall furnish to Retailer or its designee all such information concerning GDC’s and Bank’s performance of its obligations hereunder as Retailer may reasonably request, including documentation reasonably supporting the amount and calculation of Total Program Revenue. Any limitations on Retailer’s audit or other rights in this Section 4.2(b) do not apply to and do not limit or restrict Retailer’s rights under Section 3.2.
4.3.    Training.    Each Party is responsible, in its sole discretion, but subject to Section 4.1(d), for development of a training program to comply with its responsibilities under Applicable Law, the Program, and this Agreement.

*Confidential Treatment Requested.

GDC and Bank shall not distribute or communicate training materials to any Store without the prior consent of Retailer.
4.4.    Unclaimed Property. As among the Parties, Bank and GDC are and will be deemed the holder of all Cardholder Funds, any accounts associated with the Products and any and all unclaimed property relating to the Products or the Program. GDC or Bank, as applicable, will report and remit to each jurisdiction as required by Applicable Law all unclaimed property held, due or owing in connection with the Products and the Program.
4.5.    Program Management Committee.
(a)    Retailer, GDC and Bank hereby establish a committee to review and provide guidance on the strategy and direction of the Program (the “Program Management Committee”). The Program Management Committee shall consist of six members, with three members appointed by Retailer and three members appointed by GDC and Bank. The members shall be the following persons, or their designees, of the Parties unless otherwise mutually agreed:
(i)    For Retailer: a project management representative, a finance representative and a marketing representative.
(ii)    For GDC and Bank: a project management representative, a finance representative and a marketing representative.
(b)    The Program Management Committee may appoint one or more other subcommittees to advise it regarding specific matters. Subcommittee members need not be members of the Program Management Committee.
4.6.    Meetings and Governance.
(a)    The Program Management Committee shall hold a meeting, no less frequently than quarterly. All meetings of the Program Management Committee shall require a quorum consisting of not less than two members from GDC and Bank and two members from Retailer. Prior to each meeting, each Party shall provide prior notice to the other Parties of the members who will be attending the meeting.
(b)    Special meetings of the Program Management Committee may be held when scheduled by a prior act of the Program Management Committee or when called by a Party by delivery of at least five Business Days’ prior notice to the other Parties. Any such notice must specify the purpose of the special meeting. If fewer than all members are present in person, by telephone or by proxy, the business transacted at such special meeting shall be limited to that stated in the notice.
(c)    The Program Management Committee may meet in-person or telephonically.
4.7 Program Management Committee Responsibilities. The responsibilities of the Program Management Committee shall be agreed upon by Bank, GDC and Retailer in writing from time to time, and shall at a minimum include the following:
(a)    reviewing and approving the annual Program marketing plan and reviewing the use of the Marketing Fund;
(b)    reviewing and approving any changes to the existing Products and Services and any proposed new products and services for the Program;
    (c)    reviewing and approving any changes to the look and feel of Product documentation, other than changes required by Applicable Law;
(d)    reviewing changes to the Product fees established by Bank or GDC;
(e)    reviewing changes to the Program operating procedures; and
(f)    reviewing and endeavoring to resolve Disputed Matters referred to it by the Parties.

In addition to those responsibilities described above, a Party may add to the agenda items for the review or approval of the Program Management Committee during its quarterly meeting.
4.8    Dispute Resolution Procedures. Upon the occurrence of any event that, pursuant to the express provisions of this Agreement, is subject to the escalation provisions set forth in this Section 4.8, or upon the occurrence of any other material dispute under this Agreement by notice to the other Parties (“Disputed Matter”), the following procedures shall apply:
(a)    The Parties will attempt to resolve the Disputed Matter promptly by referring the Disputed Matter to the Program Management Committee. The Program Management Committee will meet in person or by telephone within ten Business Days after the notice of the Disputed Matter and attempt in good faith to resolve the Disputed Matter.

(b)    In the event the Program Management Committee does not resolve the Disputed Matter within fifteen Business Days from receipt of notice of such Disputed Matter, the Parties will attempt to resolve the Disputed Matter promptly by negotiations between the Chief Revenue Officer (or equivalent) for GDC, President (or equivalent) for Bank, and the Senior Vice President, Walmart Services (or equivalent) for Retailer (collectively, “Senior Officers”) or their respective designees. The Senior Officers or their designees will meet in person or by telephone within ten Business Days after the notice of the dispute and attempt in good faith to resolve the Disputed Matter.

(c)    In the event the Senior Officers do not resolve the Disputed Matter within fifteen Business Days from receipt of notice of such Disputed Matter (which time period may be extended by written agreement of the Senior Officers), the Parties will refer the Disputed Matter to the Chief Executive Officer (or equivalent) for GDC, President (or equivalent) for Bank, and the Chief Operating Officer (or equivalent) for Retailer (collectively, “CEOs”) or their respective designees.

(d)    In the event the CEOs do not resolve the Disputed Matter within fifteen Business Days from receipt of the notice of such Disputed Matter (which time period may be extended by written agreement of the CEOs), the Parties agree that all Disputed Matters that are Retailer Matters will be decided within the sole discretion of Retailer, and all Disputed Matters that are GDC Matters will be decided within the sole discretion of GDC and Bank. In the event the Disputed Matter is not a Retailer Matter or a GDC Matter, then this Agreement will control or if there is no governing provision in this Agreement, the matter will remain as status quo.

(e) Notwithstanding the dispute resolution provisions of this Section 4.8, a Party may seek equitable relief at any time before or during any dispute resolution proceedings in any court of competent jurisdiction to protect its interests or to preserve the status quo pending completion of any dispute resolution process or to otherwise protect its rights or interests as permitted at law and in equity. By seeking or obtaining such remedy, the Party seeking injunctive relief hereunder will not waive any of the provisions of this Section 4.8.

(f) Nothing in this Section 4.8 shall limit a Party’s right to give notice of termination or otherwise pursue its right to terminate this Agreement or pursue any other rights set forth in this Agreement.

4.9 Expedited Review. In the event a Party requests Expedited Review of a Disputed Matter, such changes relating to such Disputed Matter shall not be implemented by a Party until the completion of the review process set forth in this Section 4.9 (“Expedited Review”) and the Parties have approved such changes; provided, however, that a Party may immediately implement any change required by Applicable Law or as necessary to prevent fraud after sending notice to the other Parties describing the change and its rationale for such change. Disputed Matters subject to Expedited Review are subject to the following procedures:

(a) Upon a notice of a request for Expedited Review of a Disputed Matter, the Parties shall attempt to resolve the Disputed Matter promptly by negotiations between the Senior Officers or their respective designees. The Senior Officers or their designees will meet in person or by telephone within five Business Days after the notice of Expedited Review and attempt in good faith to resolve the Disputed Matter.

(b) In the event the Senior Officers do not resolve the Disputed Matter within five Business Days from receipt of the notice of Expedited Review, the Parties shall refer the Disputed Matter to the CEOs or their respective designees. The CEOs will meet in person or by telephone within five Business Days after the notice of Expedited Review and attempt in good faith to resolve the Disputed Matter. In the event the CEOs or their designees do not resolve the Disputed Matter within five Business Days from receipt of the referral notice from the Senior Officers, the Parties agree that all Disputed Matters that are Retailer Matters will be decided within the sole discretion of Retailer, and all Disputed Matters that are GDC Matters will be decided within the sole discretion of GDC and Bank. In the event the Disputed Matter is not a Retailer Matter or a GDC Matter, then this Agreement will control or if there is no governing provision in this Agreement, the matter will remain as status quo.

4.10.    Retailer and GDC Matters.
(a) Subject to Applicable Law and the provisions of this Agreement, “Retailer Matters” are:
(i)    use of Retailer Marks;
(ii)    changes to Retailer information technology and processing systems that would not be reasonably likely to have a material adverse effect on the Program;
(iii)    changes required by Applicable Law applicable to Retailer regardless of whether such change would have an adverse effect on the Program;
(iv)    Retailer capital expenditures;
(v)    changes to Retailer’s privacy policy that (x) would not be reasonably likely to have a material adverse effect on the Program, or (y) are required by Applicable Law applicable to Retailer; and
(vi)    management and retention of Retailer personnel.
(b) Subject to Applicable Law and the provisions of this Agreement, “GDC Matters” are:
(i)    changes to information technology and processing systems of GDC or Bank that would not be reasonably likely to have a material adverse effect on the Program or Retailer;
(ii)    changes required by Applicable Law applicable to GDC or Bank regardless of whether such change would have an adverse effect on the Program;
(iii)    capital expenditures of GDC or Bank; and
(iv)    management and retention of personnel of GDC or Bank.
4.11. Service Providers. GDC and Bank may use one or more qualified Service Providers in connection with the operation of the Program, provided that GDC and Bank shall provide advance notice to Retailer regarding establishment or termination of such use, and GDC and Bank shall be liable to Retailer for the full performance of all obligations under this Agreement performed by any such Service Provider.
5.    TERM AND TERMINATION
5.1.    Term. Unless earlier terminated, upon expiration of the Initial Term, this Agreement will continue for one Renewal Term, unless notice of non-renewal is sent by any Party hereto at least one hundred eighty days prior to the expiration of the Initial Term.
5.2.    Termination. If either Party materially breaches any term or condition of this Agreement and the breaching Party fails to cure such breach within thirty days after receiving notice of the breach from non-breaching Party with as much identifying detail as is reasonable, the non-breaching Party may terminate this Agreement on notice at any time following the end of such thirty day period. This Agreement will terminate immediately upon notice if a Party: (a) becomes insolvent (i.e., becomes unable to pay its debts in the ordinary course of business as they come due), (b) makes an assignment for the benefit of creditors, (c) is named as a debtor in a bankruptcy proceeding; (d) has a receiver appointed over it, or (e) has ceased or announced its intent to cease its ongoing business operations.

5.3.    Additional Termination Rights. Retailer may terminate this Agreement (a) as set forth in Schedule 2.12 or (b) upon not less than sixty days’ advance notice to Bank and GDC if there occurs a GDC Prohibited Change of Control.
5.4.    Effect of Termination. Upon termination or expiration of this Agreement (a) the Parties will cease the marketing, sale, POS Loads and POS Reloads of Products, (b) Retailer will securely destroy all Product inventory and promptly transmit all Cardholder Funds in its possession to Bank and (c) GDC will continue to make the payments required under Section 3.2 with respect to previously sold, POS Loaded or POS Reloaded Products for the life of such Products. The provisions of Sections 3.2 and 3.3 (with respect to Products sold prior to termination), and Sections 3.4, 3.5, 4.1, 4.2, 6, 7, 8, 9 and such other provisions that by their nature are intended to survive termination, shall survive the termination or expiration hereof.
5.5.    Emergency Suspension.
(a)    Grounds for Emergency Suspension. The Parties acknowledge and agree that any Party may suspend or terminate the marketing, promotion, distribution, load and/or reload of Products at one or more Stores in the event that (i) such action is necessary to comply with Applicable Law; (ii) such Party has reasonable suspicion to believe that a high volume of fraudulent activity is taking place at such Store(s) in connection with the Program; or (ii) such Party has a reasonable, documented belief that the any of the other Parties has materially violated Applicable Law.
(b)    Notices and Cooperation. The suspending Party shall give the other Parties notice if such Party intends to exercise its suspension rights hereunder. The notice must identify in reasonable detail the reasons for the suspension, unless prohibited by Applicable Law. The Parties shall meet within twenty-four hours of the non-suspending Party’s receipt of such notice to discuss how to address the suspending Party’s concerns, and the appropriate geographic and temporal scope of such suspension, with the Parties’ mutual goal being to continue the sale of Products as widely as possible under the circumstances.
6.    INDEMNIFICATION
6.1.    GDC and Bank Indemnification of Retailer. Each of GDC and Bank shall jointly and severally indemnify, defend and hold harmless Retailer, its Affiliates and their respective directors, officers, employees and agents from and against any and all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses and costs of defense) incurred by Retailer, its Affiliates or their respective directors, officers, employees and agents arising out of any Indemnified Claim relating to or arising out of: (a) any claim or assertion that any products, processes or services of GDC or Bank infringe or misappropriate any copyright, trademark, trade secret, patent or other proprietary or intellectual property rights of a third party; (b) GDC’s or Bank’s breach of any representation, warranty or covenant contained in this Agreement (including its exhibits); (c) the negligence or willful misconduct (whether by act or omission) of GDC, Bank or any of their directors, officers, employees or agents; or (d) the violation of Applicable Law by GDC, Bank or any of their directors, officers, employees or agents; provided, however, that in no event shall GDC or Bank be obligated to indemnify Retailer under this Section 6.1 for any losses to the extent such losses result from (i) the negligence or willful misconduct of Retailer, (ii) any violation or failure to comply with this Agreement by Retailer, (iii) Retailer’s failure to comply with Applicable Law to the extent required by this Agreement, or (iv) Retailer’s failure to comply with Applicable Law as instructed by GDC or Bank in accordance with Section 8.4(d).
6.2.    Retailer Indemnification of GDC and Bank. Retailer shall indemnify, defend and hold harmless GDC, Bank, their Affiliates and their respective directors, officers, employees and agents from and against any and all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses and costs of defense) incurred by GDC, Bank or their respective directors, officers, employees and agents arising out of any Indemnified Claim relating to or arising out of: (a) any claim or assertion that the Retailer Marks infringe or misappropriate any copyright, trademark, trade secret, patent or other proprietary or intellectual property rights of a third party; (b) Retailer’s breach of any representation, warranty or covenant contained in this Agreement (including its exhibits); (c) the negligence or willful misconduct (whether by act or omission) of Retailer or any of its directors, officers, employees or agents; or (d) the violation of Applicable Law by Retailer or any of its directors, officers, employees or agents; provided, however, that in no event shall Retailer be obligated to indemnify GDC or Bank under this Section 6.2 for any losses to the extent such losses result from (i) the negligence or willful misconduct of GDC or Bank, (ii) any violation or failure to comply with this Agreement by GDC or Bank, (iii) GDC’s or Bank’s failure to comply with

Applicable Law to the extent required by this Agreement or (iv) GDC’s or Bank’s failure to instruct Retailer of its compliance obligations relating to Applicable Law in accordance with Section 8.4(d).
6.3.    Indemnified Party will provide prompt notice to Indemnifying Party upon receipt of any Indemnified Claim; provided, however, Indemnified Party’s failure to provide such notice or delay in providing such notice will not relieve Indemnifying Party of its obligations under this Section 6 unless such failure or delay materially prejudiced Indemnified Party’s defense of the Indemnified Claim.
6.4.    Subject to Sections 6.5, 6.6 and 6.7, the Indemnifying Party shall have the sole and absolute right to control and assume the defense of any such Indemnified Party at its expense and in the name of the Indemnified Party and to select the counsel for the defense of such Indemnified Claim. The Indemnified Party may participate, at its own expense, in such defense and in any settlement discussions directly or through counsel of its choice on a monitoring, non-controlling basis. The Parties agree to cooperate in good faith in connection with the defense, negotiation, or settlement of any Indemnified Claim.
6.5.    Notwithstanding Section 6.4, the Indemnifying Party shall not have the right to control the defense of any such Indemnified Claim if: (i) the Indemnifying Party fails to assume the defense of such Indemnified Claim or acknowledge in writing that it will assume the defense of such Indemnified Claim within fifteen Business Days of receipt of notice of the Indemnified Claim; (ii) the Indemnified Party reasonably determines (at any time while the Indemnified Claim is pending) based upon advice of counsel that there are issues that could raise possible conflicts of interest between the Indemnifying Party and the Indemnified Party or that the Indemnified Party has claims or defenses that are separate from or in addition to the claims or defenses of the Indemnifying Party; (iii) such Indemnified Claim seeks an injunction, cease and desist order, or other equitable relief against the Indemnified Party that could reasonably be expected to materially adversely affect the ongoing business of the Indemnified Party, other than the Program; or (iv) it contests (in whole or in part), its indemnification obligations (but only as to the obligations specific to the Indemnifying Party in the event a third party gives rise to indemnification obligations of more than one party). In each such case described in clauses (i) through (iv) above, the Indemnified Party will have the right to control the defense of the Indemnified Claim and retain its own counsel, and the Indemnifying Party shall pay the reasonable cost of such defense, including reasonable attorneys’ fees and expenses of one law firm, and shall be entitled to participate in the defense of such claim, on a non-controlling basis, at its expense with counsel of its own choosing.
6.6.    If the Indemnified Party reasonably objects to the execution of the litigation strategy by counsel selected by Indemnifying Party in the defense of the Indemnified Claim, Indemnified Party may request in writing that Indemnifying Party replace such counsel at Indemnifying Party’s expense. Any such notice from Indemnified Party will provide in reasonable detail the reasons for Indemnified Party’s request. If after conferring in good faith the Parties are unable to agree upon the need for replacement of counsel, Indemnified Party shall have the right to assume the control of the defense and retain its own counsel, and the Indemnified Party shall pay the reasonable cost of such defense.
6.7.    The Indemnifying Party may, upon prior notice to and consultation with the Indemnified Party, compromise or enter into a settlement agreement that involves solely the payment of money by the Indemnifying Party, if (i) such settlement includes a complete, unconditional, irrevocable release of the Indemnified Party with respect to such Indemnified Claim, and (ii) in the good faith judgment of the Indemnified Party, such settlement is not likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party; provided, however, if the Indemnifying Party requests the Indemnified Party to accept a financial settlement or financial compromise offered by the third party asserting the Indemnified Claim as the primary aspect of any such settlement with respect to any Indemnified Claim (assuming that no part of the settlement or compromise involves a material change in the Indemnified Party’s methods of doing business or otherwise materially restricts any of its respective future conduct) and the Indemnified Party withholds its consent thereto, the obligation of the Indemnifying Party to the Indemnified Party under this Section 6 with respect to such Indemnified Claim will not thereafter exceed the aggregate amount that the Indemnifying Party would have paid hereunder in connection with such settlement or compromise (including reimbursable expenses to the date thereof).
6.8.    Subrogation. The Indemnifying Party shall be subrogated to any third party claims or rights of the Indemnified Party as against any other Persons (except Persons that are directors, officers, employees, agents or representatives of Indemnified Party or its Affiliates or that have a contractual right of indemnity or contribution against Indemnified Party with respect to the Indemnified Claim) with respect to any amount paid to the Indemnifying

Party under this Section 6. The Indemnified Party shall reasonably cooperate with the Indemnifying Party, at the Indemnifying Party’s expense, in the assertion by the Indemnifying Party of any such claim against such other persons.
7.    CONFIDENTIALITY, INFORMATION SECURITY AND DATA SHARING; RETAILER DASHBOARD
7.1.    Except as otherwise provided in this Agreement, a Party may use Confidential Information received or obtained from or on behalf of disclosing Party solely in connection with the transactions contemplated by this Agreement and in accordance with Applicable Law, including any and all Applicable Law relating to the privacy and security of personally identifiable information.
7.2.    Each Party shall receive Confidential Information in confidence and not disclose Confidential Information to any third party, except: (a) as may be agreed upon in writing by the disclosing Party; (b) as otherwise required by Applicable Law or operating regulations of a Card Network; (c) as may be necessary to exercise its rights or perform its obligations under this Agreement; or (d) as may otherwise be permitted under this Agreement, including pursuant to Schedule 7.4. Each Party will use its best efforts to cause its officers, employees, and agents to take such action as shall be necessary or advisable to preserve and protect the confidentiality of Confidential Information. Except with respect to information received by Retailer pursuant to Schedule 7.4, upon written request, each Party shall destroy or return to the disclosing Party all Confidential Information in its possession or control, subject to each Party’s respective document retention policies with respect to information required to be maintained by regulatory authorities.
7.3.    Each Party shall maintain the confidentiality of this Agreement and its terms and will not disclose this Agreement or its terms to any third party; provided that a Party may disclose this Agreement or its terms: (a) as required by Applicable Law, but subject to the requirements of Section 9.12 as applicable to the Party; (b) to its Affiliates having a need to know, provided that such Affiliates must treat this Agreement and its terms as confidential and in accordance with the requirements contained in Section 7 and Section 9.12; (c) to its advisors, including accountants, consultants and attorneys, provided such advisors are obligated to maintain the confidentiality of this Agreement and its terms; or (d) with the prior consent of the other Parties.
7.4    In accordance with Schedule 7.4, Bank agrees to provide Retailer with access to data to the fullest extent permitted by Applicable Law and consistent with Bank’s applicable privacy policies. Retailer accepts responsibility for implementing administrative, technical, and physical controls designed to secure data in its possession obtained pursuant to Schedule 7.4, and will hold Bank and GDC harmless from any breach of such data from Retailer’s systems if such breach is not attributable to (a) any act or omission of Bank or GDC; (b) failure of Bank’s or GDC’s security program; or (c) Bank’s or GDC’s failure to comply with this Agreement or Applicable Law. Retailer and Bank shall consult with one another as privacy questions and concerns relating to the Products arise.
7.5.        Retailer Dashboard

(a)    Retailer may provide Cardholders with access to Servicing Data and with single-sign on access to the Cardholder Website through the Retailer Dashboard.  The Retailer Dashboard will contain static, read-only Servicing Data provided by Bank, and Bank shall maintain all Servicing Data displayed on the Retailer Dashboard on Bank servers and will transmit Servicing Data to the Retailer Dashboard in response to Cardholder request or as necessary to display transaction history and account information on the Retailer Dashboard.  Retailer will be responsible for establishing and operating the Retailer Dashboard in accordance with procedures and specifications mutually agreed upon in writing by the Parties.  Bank will transmit Servicing Data to Retailer in accordance with procedures and specifications mutually agreed upon in writing by the Parties.  Each Party will use reasonable efforts to establish and maintain interoperability between Bank’s or GDC’s systems and the Retailer Dashboard in order to transmit Servicing Data from Bank to the Retailer Dashboard in accordance with procedures and specifications mutually agreed upon in writing by the Parties.
(b)    Bank and GDC shall make any required modifications to its systems or procedures as necessary to provide the Servicing Data to the Retailer Dashboard in accordance with the milestones for development, rollout and launch of the Retailer Dashboard mutually agreed upon in writing by the Parties.  The Parties shall establish and maintain reasonable policies and procedures that are mutually agreeable for the timing of and procedures for Bank’s provision of Servicing Data to Retailer, system interoperability, problem detection, severity determination, partner notification, escalation and resolution with respect to the related operations of their respective systems in connection with the Retailer Dashboard. Retailer may use one or more qualified Retailer Dashboard Providers in connection with the operation of the Retailer Dashboard, provided that Retailer shall provide advance notice to Bank regarding the engagement or termination of a Retailer Dashboard Provider and, as between Retailer and Bank or GDC, Retailer shall be responsible for the performance of all obligations under this Agreement performed by any such Retailer Dashboard Provider.
(c)    Retailer accepts responsibility for implementing administrative, technical, and physical controls designed to secure Servicing Data in its possession, and will hold Bank and GDC harmless from any breach of such data from Retailer’s systems if such breach is not attributable to (i) any act or omission of Bank or GDC; (ii) failure of Bank’s or GDC’s security program; or (iii) Bank’s or GDC’s failure to comply with this Agreement or Applicable Law.
7.6.    GDC and Bank represent, warrant and covenant that each currently complies with, and at all times during the Term and whenever GDC and Bank possess Walmart Information (as defined in Schedule 7.6), will comply with the terms, conditions, requirements and provisions of the Retailer Information Security Addendum attached to this Agreement as Schedule 7.6.
8.    REPRESENTATIONS AND WARRANTIES.
8.1.    Representations and Warranties of GDC: GDC represents and warrants to Retailer as of the Effective Date and at all times thereafter, with the exception of the representation in Section 8.1(f), which is made on the Effective Date, that: (a) it is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware, (b) it is duly qualified and is properly licensed to do business, and is in good standing (A) in each jurisdiction in which the conduct of its business requires it to so qualify or be licensed, and (B) with each Governmental Authority having jurisdiction over it; (c) it has and shall maintain all necessary licenses, permits, approvals, and registrations from all Governmental Authorities which are required to perform its obligations hereunder, including in all jurisdictions as necessary to sponsor Retailer as an agent with respect to its obligations under this Agreement, including under Section 2.3; (d) the execution and delivery of this Agreement by GDC and the performance of its obligations hereunder require no consent, approval, order or authorization of, or registration, declaration or filing with, or other action by, any Governmental Authority or other third party, except for such consents, approvals, orders, authorizations, registrations, declarations or filings which GDC has made or obtained; (e) the performance of its obligations hereunder do not and will not violate any other agreement to which it is a party; (f) as of the Effective Date, there are no pending or, to the knowledge of GDC, threatened or reasonably foreseeable, claims or litigation against GDC that would adversely impact GDC’s ability to perform its obligations under this Agreement; and (g) it and its Service Providers will at all times during the Term comply with Applicable Law, any Card Network regulations and any PCI Standards on the handling or storage of data that may be established by applicable Card Network to the extent such requirements apply to the activities of GDC (or its Service Providers) with respect to the Program.
8.2.    Representations and Warranties of Bank: Bank represents and warrants to Retailer as of the Effective Date and at all times thereafter, with the exception of the representation in Section 8.2(f), which is made on the Effective Date, that: (a) it is a bank duly organized and chartered, validly existing and in good standing under the laws of Utah, (b) it is duly qualified and is properly licensed to do business, and is in good standing (A) in each jurisdiction in which the conduct of its business requires it to so qualify or be licensed, and (B) with each Governmental Authority having jurisdiction over it; (c) it has and shall maintain all necessary licenses, permits, approvals, and registrations from all Governmental Authorities which are required to perform its obligations hereunder, including in all jurisdictions as necessary to sponsor Retailer as an agent with respect to its obligations under this Agreement, including under Section 2.3; (d) the execution and delivery of this Agreement by Bank and the performance of its obligations hereunder require no consent, approval, order or authorization of, or registration, declaration or filing with, or other action by, any Governmental Authority or other third party, except for such consents, approvals, orders, authorizations, registrations, declarations or filings which Bank has made or obtained; (e) the performance of its obligations hereunder do not and will not violate any other agreement to which it is a party; (f) as of the Effective Date, there are no pending or, to the knowledge of Bank, threatened, claims or litigation against Bank that would adversely impact Bank’s ability to perform its obligations under this Agreement; and (g) it and its Service Providers will at all times during the Term comply with Applicable Law, any Card Network regulations and any PCI Standards on the handling or storage of data that may be established by applicable Card Network to the extent such requirements apply to the activities of Bank (or its Service Providers) with respect to the Program.

8.3.    Representations and Warranties of Retailer: Retailer represents and warrants to GDC and Bank as of the Effective Date and at all times thereafter, with the exception of the representation in Section 8.3(f), which is made on the Effective Date, that: (a) each Retailer is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized; (b) it is duly qualified and is properly licensed to do business, and is in good standing (A) in each jurisdiction in which the conduct of its business requires it to so qualify or be licensed, and (B) with each Governmental Authority having jurisdiction over it; (c) it has and shall maintain all necessary licenses, permits, approvals, and registrations from all Governmental Authorities which are required to perform its obligations hereunder; (d) the execution and delivery of this Agreement by Retailer and the performance of its obligations hereunder require no consent, approval, order or authorization of, or registration, declaration or filing with, or other action by, any Governmental Authority or any other third party, except for such consents, approvals, orders, authorizations, registrations, declarations or filings which Retailer has made or obtained; (e) the performance of its obligations hereunder do not and will not violate any other agreement to which it is a party; (f) as of the Effective Date, there are no pending or, to the knowledge of Retailer, threatened, claims or litigation against Retailer that would adversely and materially impact Retailer’s ability to perform its obligations under this Agreement; and (g) it and its subcontractors will at all times during the Term comply with Applicable Law as instructed by GDC and Bank pursuant to Section 8.4(d), any Card Network regulations and any PCI Standards on the handling or storage of data that may be established by applicable Card Network to the extent such requirements apply to the activities of Retailer (or its subcontractors) with respect to the Program.
8.4.    Additional Covenants of Bank and GDC. Without limiting the generality of any other provision in this Agreement, Bank and GDC hereby covenant as follows:
(a)    Bank or GDC shall provide all notices and disclosures that may be required by Applicable Law and Card Network regulations in connection with the Program.
(b)    Bank or GDC shall ensure the operating procedures for the Program, the Program privacy policy and all Product documentation (including Product fees) comply in all material respects with Applicable Law and Card Network regulations.
(c)    Bank shall be solely responsible for complying with Applicable Law that governs unclaimed and abandoned property, including the reporting and escheatment of unclaimed property, in connection with any fun loaded on the Products under the Program. Bank shall handle any inquiries from Cardholders or any other person regarding escheatment of such funds with respect to the Program.
(d) Bank or GDC shall be responsible for instructing Retailer with respect to Retailer’s compliance obligations relating to Applicable Law that pertain to Retailer’s participation in the Program.
9.    GENERAL PROVISIONS
9.1.    Assignment. Without limiting Retailer’s rights under Section 5.3, no Party may assign this Agreement or any rights or obligations hereunder without the prior consent of the other Parties; provided, however, Retailer shall have the right to assign this Agreement or any rights or obligations hereunder to an Affiliate without the prior consent of GDC or Bank if such assignment is part of a corporate reorganization of Retailer. Any attempted assignment in violation of this Section 9.1 shall be void. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.
9.2.    Intellectual Property/Rights in Technology:
(a)    Retailer and its Affiliates own exclusively all Retailer Technology and Retailer Created Technology. Green Dot and Bank own exclusively all Green Dot Technology and Green Dot Created Technology.
(b)    Subject to the limited licenses granted in Section 9.2(c), each Party owns and will retain all right, title and interest in and to Intellectual Property owned, currently used or which may be developed or used by such Party in the future. Except to the extent expressly permitted in Section 9.2(c), no Party may distribute, sell, modify, reproduce, publish, display, perform, prepare derivative works, or otherwise use any of the Intellectual Property of any other Party without the express consent of such Party. Nothing in this Agreement constitutes a work for hire agreement, and nothing in this Agreement constitutes an agreement by a Party to assign or otherwise convey title to any to any Intellectual Property to any other Party.
(c)    Retailer grants to Green Dot and Bank a limited non-exclusive, royalty-free, fully paid up, non-assignable, non-sublicensable, worldwide right and license to use the Retailer Technology and the Retailer Created Technology in Object Code solely to the extent necessary to comply with Green Dot’s and Bank’s obligations under this Agreement. Green Dot and Bank grant to Retailer a limited non-exclusive, royalty-free, fully paid up, non-assignable, non-sublicensable, worldwide right and license to use the Green Dot Technology and Green Dot Created Technology in Object Code to the extent necessary to comply with Retailer’s obligations under this Agreement. The foregoing limited licenses will expire and terminate in their entirety upon the expiration or termination of this Agreement. No Party shall have any right to modify, reverse engineer, decompile or disassemble the technology licensed to it under this Section 9.2(c). Each Party agrees to keep the technology licensed to it hereunder confidential as Confidential Information in accordance with Section 7. The limited licenses granted under this Section 9.2(c) are AS IS and without any express or implied warranty of any kind. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EACH LICENSING PARTY DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTY OF TITLE, NON-INFRINGEMENT, AGAINST INTERFERENCE OF ENJOYMENT, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE.
(d)    The Parties shall not be obligated to jointly develop any technology in connection with the Program. Subject to Retailer’s rights under Section 2.7, if the Parties, in their sole discretion, determine to jointly develop technology, the Parties must enter into a written agreement confirming the scope of such joint development efforts and the respective rights of the Parties in any jointly developed technology including ownership of the Intellectual Property in any ideas, technology, designs, know-how or processes jointly developed.
9.3.    Limitation of Liability: NOTWITHSTANDING ANY OTHER PROVISION IN THIS AGREEMENT, NO PARTY, OR THEIR RESPECTIVE AFFILIATES SHALL BE LIABLE TO ANY OTHER PARTY TO THIS AGREEMENT OR THEIR RESPECTIVE AFFILIATES, WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE, FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES, INCLUDING LOST PROFITS (EVEN IF SUCH DAMAGES ARE FORESEEABLE, AND WHETHER OR NOT ANY PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES), ARISING FROM OR RELATING TO THIS AGREEMENT, INCLUDING THE WRONGFUL DEATH OR INJURY OF ANY PERSON. NOTWITHSTANDING THE FOREGOING, THE LIMITATIONS CONTAINED IN THIS SECTION 9.3 DO NOT AND WILL NOT APPLY TO ANY DAMAGES THAT (I) ARE INDEMNIFIABLE UNDER SECTION 6; OR (II) ARISE OUT OF A BREACH BY BANK OR GDC OF THE RETAILER INFORMATION SECURITY ADDENDUM OR A “DATA INCIDENT” AS DEFINED IN THE RETAILER INFORMATION SECURITY ADDENDUM.
9.4.    Notices. Any notices and other communications required or permitted under this Agreement shall be effective if in writing and delivered personally or sent by Federal Express or other generally recognized overnight carrier or by certified U.S. Mail, return receipt requested and with postage prepaid, addressed to the Parties at the addresses set forth below:

GDC
Green Dot Corporation
3465 E. Foothill Blvd
Pasadena, CA 91107
Attention: Chief Executive Officer

With a copy to:
(which copy does not constitute notice)

Green Dot Corporation
3465 E. Foothill Blvd
Pasadena, CA 91107
Attention: General Counsel

Retailer
Wal-Mart Stores, Inc.
702 S.W. 8th Street
Bentonville, AR 72716-0385
Attention: Senior Vice President, Walmart Services

With a copy to:
(which copy does not constitute notice)

Wal-Mart Stores, Inc.
702 S.W. 8th Street
Bentonville, AR 72716-0385
Attention: Legal Department, Corporate Division

Bank Green Dot Bank 1675 North Freedom Boulevard (200 West) Provo, UT 84604 Attention: President
Unless otherwise specified herein, such notices or other communications shall be deemed effective (and to have been received) (a) on the date delivered, or the date delivery is refused, if delivered personally; (b) one Business Day after being sent, if sent by Federal Express or other generally recognized overnight carrier; or (c) three Business Days after being deposited in the U.S. Mail for delivery by certified mail, return receipt requested, with postage prepaid. Each of the Parties hereto shall be entitled to specify another address for receiving notices by giving notice thereof to the other Parties as set forth herein.
9.5.    Termination of 2010 Agreement. This Agreement sets forth the entire agreement among the Parties hereto, and supersedes all prior agreements or understandings, either written or oral, among the Parties pertaining to the Program. Without limiting the foregoing, the Parties agree that the 2010 Agreement, including all prior amendments and supplements thereto, is and shall be terminated as of the Effective Date and of no further force or effect through the Effective Date with respect to the Program; provided, however, (a) that any provisions that are expressly provided under the 2010 Agreement to survive the termination of the 2010 Agreement shall survive; (b) that any funds remaining in the marketing fund created pursuant to Section 7.1 of the 2010 Agreement shall be rolled over and credited to the Marketing Fund in accordance with Section 2.9 hereof; and (c) that the 2010 Agreement will continue in effect and will continue to apply solely as to the offering and sale of financial products and services, other than MoneyCards and the Program, offered and sold pursuant to the 2010 Agreement, including Green Dot branded general purpose, reloadable prepaid cards, starter kits for GoBank checking accounts and Green Dot network reloads and payment services. Following the Effective Date, the terms and conditions hereof shall solely govern the Parties’ relationship with respect to all MoneyCards previously sold pursuant to the 2010 Agreement and all POS Loads, POS Reloads and other Program transactions occurring upon the Effective Date relating to such MoneyCards. Each Party acknowledges and agrees that each and every provision of this Agreement, including the recitals and any “whereas” clause, is contractual in nature and binding on the Parties.
9.6.    Joint and Several Obligations.

(a)    Except with respect to Wal-Mart Puerto Rico, Inc., each obligation of a Retailer hereunder shall be a joint and several obligation of all Retailers and their respective successors and permitted assigns, and each Retailer is a primary obligor of all obligations of every Retailer and their respective successors and permitted assigns hereunder. In addition, except with respect to Wal-Mart Puerto Rico, Inc., any rights of Bank or GDC that relate to the acts or omissions of, or events affecting, Retailer, shall be applicable with respect to such acts or omissions of, or events affecting, any Retailer. For all purposes of this Agreement, notice given to or demand made upon any Retailer shall be deemed to be notice given to or demand made upon each Retailer. Each Retailer covenants for the benefit of Bank and GDC to enter into such agreements and to make such other arrangements as may be necessary to ensure that each Retailer receives copies of all such notices or demands from each other Retailer hereunder. Whenever this Agreement requires that payments be made to Retailer, Bank and GDC may make such payments directly to any Retailer, which Retailer shall receive such payment in trust for itself and the other Retailer entitled to all or any portion thereof. Bank and GDC shall have no obligation to ensure and no liability for the correct application of any payments made by it between the various Retailer parties hereto.
(b)    Notwithstanding Section 9.6(a), Wal-Mart Puerto Rico, Inc. will be responsible only with respect to POS Reloads at Stores in the Commonwealth of Puerto Rico, and will not be responsible for the obligations, liability or acts, errors or omissions of any other Retailer.
(c)    Each obligation of GDC or Bank under this Agreement is and will be a joint and several obligation of each of GDC and Bank.

9.7.    Independent Contractors. Other than the limited agency set forth in Section 2.3, the Parties intend to remain independent parties, and nothing contained in this Agreement shall be deemed or construed to create the relationship of principal and agent or of partnership or joint venture.
9.8.    Waiver and Remedies. Unless expressly set forth herein to the contrary, all remedies set forth herein are cumulative and are in addition to any and all remedies provided to any Party at law or in equity. No waiver, modification of, or amendment to this Agreement shall be valid unless set forth in writing and signed by each of the Parties hereto.
9.9.    Governing Law and Venue. This Agreement and the rights and obligations of the Parties hereunder are and will be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, without regard to the conflict of laws provisions thereof. The state and federal courts located in New Castle County, Delaware will have exclusive jurisdiction with respect to any action or suit concerning or arising out of this Agreement or the Parties’ business relationship. The Parties consent to jurisdiction in the state and federal courts located in New Castle County, Delaware, and waive any defenses based on venue, inconvenience of forum, or lack of personal jurisdiction there.
9.10.    Mutual Drafting. The Parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event of an ambiguity or question of intent or interpretation arises, this Agreement will be construed as jointly drafted by the Parties hereto and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
9.11.    Severability. If any provision of this Agreement (or any portion thereof) is determined to be invalid or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect and shall be binding on the Parties hereto and enforceable in accordance with their terms, as though the invalid or unenforceable provision (or portion thereof) was not contained in this Agreement.
9.12.    Publicity/Press Releases; GDC or Bank Filings or Disclosures Required by Applicable Law.
(a)    Except as required by Applicable Law, no disclosure concerning this Agreement or the transactions contemplated in this Agreement, including any press release or other communication, may be made, issued, published or otherwise disseminated without the mutual consent of the Parties regarding the content and timing of such disclosure, and, neither Retailer, GDC, Bank nor any of their respective Affiliates may make any disclosure or issue or cause the publication or other dissemination of any subsequent press release or other public announcement (to the extent not issued or made in accordance with this Agreement or otherwise mutually agreed upon) with respect to this Agreement, the Program or any transaction contemplated by this Agreement.
(b)    To the extent GDC or Bank is required by Applicable Law, including any applicable securities law, to make any filing, disclosure or any other public statement concerning this Agreement, the Program or the transactions contemplated by this Agreement, before filing, issuing, publishing or otherwise disseminating any such filing, disclosure, release or making any public statement, GDC shall provide notice to Retailer and shall consult with Retailer in good faith with respect to the content and timing of such filing, disclosure, release or other public statement. Unless required by Applicable Law, no such filing, disclosure, release or public statement may include a copy of this Agreement or any other document(s) relating to the Program. If GDC or Bank is required by Applicable Law to file this Agreement or any other document(s) relating to the Program or this Agreement with or as an exhibit to any report, filing or disclosure with the SEC, GDC or Bank (as applicable) will apply for and seek, to the fullest extent permitted by Applicable Law (including 17 C.F.R. § 240.24b-2), confidential treatment for this Agreement or any other document(s) relating to the Program or this Agreement. If GDC or Bank is required by Applicable Law to file this Agreement or any other document(s) relating to the Program or this Agreement with or as an exhibit to any report, filing or disclosure with any other Governmental Authority, to the fullest extent permitted by Applicable Law, GDC or Bank (as applicable) shall take all reasonable efforts to obtain confidential treatment for this Agreement or any other document(s) relating to the Program or this Agreement.
9.13.    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one instrument.
[signature page follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Amended and Restated Walmart MoneyCard Program Agreement as of the Effective Date.

WAL-MART STORES, INC.
WAL-MART STORES ARKANSAS, LLC
WAL-MART STORES EAST, L.P.
WAL-MART STORES TEXAS, L.L.C
WAL-MART LOUISIANA, L.L.C.
WAL-MART PUERTO RICO, INC.

By:   /s/ DANIEL J. ECKERT
Name: Daniel J. Eckert
Title: Senior Vice President
GREEN DOT CORPORATION By: /s/ STEVEN W. STREIT Name: Steven W. Streit Title: CEO

GREEN DOT BANK By: /s/ LEWIS GOODWIN Name: Lewis Goodwin Title: President and CEO

Schedule 2.3

AGENCY APPOINTMENT TERMS

Each Principal hereby appoints Retailer as its representative and agent with the authority to sell payment instruments and to engage in money transmission on behalf of such Principal. For the sole purpose of this Agreement, Retailer shall be deemed an agent of the Principals. Neither Principal nor Retailer may authorize subrepresentatives except in compliance with Applicable Law. Principal and Retailer are subject to supervision, examination and regulation as provided by Applicable Law. Retailer agrees that it shall operate in full compliance with all Applicable Law, including the FinCEN prepaid access rules. Retailer hereby consents to inspections by Governmental Authorities of its books and records relating to Principal as may be required by Applicable Law. Principals shall have the obligation to amend the provisions of Appendix I of this Schedule 2.3 and update them to the extent required for continued compliance with Applicable Law or as directed by a Governmental Authority and with prior notice to Retailer. Retailer is under a duty to act only as authorized under this Agreement, and if Retailer exceeds such authority, this Agreement may be terminated and Retailer may be subject to disciplinary action by Governmental Authorities.

ADDITIONAL PROVISIONS REQUIRED BY STATE LAW:

To the extent Retailer has operations in the various states listed on Appendix 1 hereto, Principals and Retailer agree to the additional terms set forth in such Appendix 1 with respect to such operations in such states (Retailer may be referred to in Appendix 1 as “delegate”, “authorized delegate”, “authorized vendor”, “agent”, “delegate “, “authorized seller” or “authorized representative”, and Principals may be referred to as “licensee”, all in accordance with the applicable statutory text). Solely with respect to Retailer’s operations in the State of New York, if any, Retailer and Principals agree to the terms set forth in Appendix 2. As required by Arizona law, a copy of the Arizona statute governing money transmission are appended hereto as Appendix 3, and incorporated herein by reference.

Appendix 1 to Schedule 2.3

Provisions Required by Various State Laws
This Appendix applies to any of Retailer’s locations in the states listed below. Retailer may be referred to below as “delegate”, “authorized delegate”, “authorized vendor”, “agent”, “delegate “, “authorized seller”, “authorized representative” or “you”, in accordance with the applicable statutory text.
Alaska
1) Authorized Delegate agrees to operate in full compliance with Chapter 55 (Alaska Uniform Money Services Act) of the Alaska Statutes, AS 06.55 Sec. 101, et seq.

2) Authorized Delegate is designated as Principals’ authorized delegate with the authority to conduct business regulated under AS 06.55 on behalf of Principals.

3) Authorized Delegate certifies that it is familiar with, and agrees to operate in full compliance with AS 06.55 and Chapter 55 (Alaska Uniform Money Services Act) of the Alaska Statutes, including the requirements of AS 06.55.301(b) for the remission of money, the trust and other requirements of AS 06.55.301(d), and the record maintenance requirements of AS 06.55.405 and Chapter 55.

4) Authorized Delegate acknowledges that it consents to examination or investigation by the Department of Commerce, Community, and Economic Development (the “Department”).

5) Principals are subject to regulation by the Department, and, as part of that regulation, the Department may suspend or revoke an authorized delegate designation or require Principals to terminate an authorized delegate designation.

6) Authorized Delegate acknowledges receipt of the written policies and procedures required under AS 06.55.301(a).
Arizona
Authorized delegate shall operate in full compliance with A.R.S.§ 6-1208.B, a current copy of which is provided as Appendix 2 hereto.
Arkansas
Authorized delegate shall operate in full compliance with the Uniform Money Services Act, § 23-55-101.
Connecticut

•	The Commissioner of the Department of Banking may examine the agents of licensee.

•
Agent shall, from the moment of receipt, hold the proceeds of a sale or delivery of a licensee's Connecticut payment instruments in trust for the benefit of such licensee or of an agent of the licensee on behalf of such licensee.

•	Agent is prohibited from engaging subagents in the business of issuing Connecticut payment instruments or in the business of money transmission.
District of Columbia

•	Licensee appoints authorized delegate as its agent with authority to engage in money transmission, on behalf of licensee.

•
Authorized delegate shall operate in full compliance with the District of Columbia Money Transmissions Law, Chapter 12 of Title 26 of the District of Columbia Code (DC Code §§ 26-1001, et seq.) and any rules, regulations or orders issued thereunder, as amended from time to time.

Florida

•	Authorized vendor shall report to the licensee, immediately upon discovery, the theft or loss of currency received for a transmission or payment instrument.

•	Authorized vendor shall display a notice to the public, in such form as prescribed by rule, that the vendor is the authorized vendor of the licensee.

•
Authorized vendor shall remit all amounts owed to the licensee for all transmissions accepted and all payment instruments sold in accordance with the contract between the licensee and the authorized vendor.

•
Authorized vendor shall hold in trust all currency or payment instruments received for transmissions or for the purchase of payment instruments from the time of receipt by the licensee or authorized vendor until the time the transmission obligation is completed.

•
Authorized vendor shall not commingle the money received for transmissions accepted or payment instruments sold on behalf of the licensee with the money or property of the authorized vendor, except for making change in the ordinary course of the vendor's business, and ensure that the money is accounted for at the end of the business day.

•	Authorized vendor consents to examination or investigation by the Office of Financial Regulation.

•
Authorized vendor shall adhere to the applicable state and federal laws and rules pertaining to a money services business, including the Florida Money Transmitters' Code (Fla. Stat. § 560.101, et seq.).

•	Authorized vendor shall provide such other information or disclosure as may be required by rule.
Hawaii

•	Licensee appoints Retailer as licensee's delegate with authority to engage in money transmission on behalf of the licensee.

•	Neither a licensee nor an authorized delegate may authorize subdelegates without the written consent of the Commissioner of Financial Institutions.

•	Licensee is subject to supervision and rule by the Commissioner.

•
Authorized delegate certifies that it is in compliance with the recordkeeping and reporting requirements under Title 31 United States Code Section 5311 et seq., 31 Code of Federal Regulations Part 103, Section 125, and other federal and state laws pertaining to money laundering.

•	Authorized delegate shall comply with the Hawaii Money Transmitters Act (HRS § 498D-1, et seq.).
Idaho

•	Licensee appoints Retailer as its representative with authority to engage in money transmission on behalf of the licensee.

•	Neither a licensee nor an authorized representative may authorize sub-representatives without the written consent of the Director of Finance of the Idaho Department of Finance.

•	Licensee is subject to supervision and regulation by the Director.

•
Authorized representative consents to the Director's inspection, with or without prior notice to the licensee or authorized representative(s), of the books and records of authorized representative(s) of the licensee when the Director has a reasonable basis to believe that the licensee or authorized representative is in violation of Chapter 29 of Title 26 of the Idaho Code.

•
Authorized representatives are under a duty to act only as authorized under the contract with the licensee and an authorized representative that exceeds its authority is subject to cancellation of its contract and disciplinary action by the Director.

•	Authorized representative shall comply with the Idaho Money Transmitters Act (Idaho Code §§ 26-2901, et seq.).
Illinois

•
Authorized seller shall operate in full compliance with the laws of Illinois and the United States, including the Illinois Transmitters of Money Act, 205 Illinois Compiled Statutes Section 657 (205 Ill. Comp. Stat. §§ 657/1, et seq.), and any rules, regulations or orders issued thereunder, as amended from time to time.

•	The appointment of Retailer as an authorized seller in Illinois is subject to satisfaction of all applicable requirements of the Illinois Transmitters of Money Act.

•
The agent agreement is conditioned on Retailer receiving approval from the State of Illinois to operate as a Money Transfer Agent in that State and shall not take effect unless and until such approval is received. In the event such approval is denied or not received, the agent agreement shall be null and void. In the event that approval is revoked, [GreenDot] may terminate the agent agreement upon written notice, any other provision of the agent agreement notwithstanding.

Iowa

•	Authorized delegate shall operate in full compliance with the Iowa Sale of Certain Instruments for Payment of Money (Iowa Code §§ 533C.1, et seq.), as amended from time to time.

•	Authorized delegate shall remit all money owing to licensee in accordance with the terms of the contract between the licensee and the authorized delegate.

•
Authorized delegate shall not provide money services outside the scope of activity permissible under the contract between the authorized delegate and the licensee, except activity in which the authorized delegate is licensed to engage under article 2 or 3 of the Iowa Code.

•	Authorized delegate holds in trust for the benefit of the licensee all money net of fees received from money transmission.
Kentucky

•	Licensee designates Retailer as its agent with authority to engage in money transmission on behalf of the licensee as authorized under the Kentucky Money Transmitters Act (KRS § 286.11-001 et seq.).

•
Agent shall operate in full compliance with applicable federal and state law, including the Kentucky Money Transmitters Act, and rules promulgated thereunder, and any order issued by the Executive Director of the Kentucky Department of Financial Institutions pursuant thereto.

•	Neither a licensee nor an agent of the licensee may authorize subagents.

•	Agent shall timely remit all money legally due to the licensee in accordance with the terms of the written contract between the licensee and the agent.

•	Licensee and agent are subject to regulation by the Executive Director.
Maine

•	Licensee appoints Retailer as its delegate with authority to engage in money transmission on behalf of the licensee.

•
Neither a licensee nor an authorized delegate may authorize subdelegates without the written consent of the Superintendent of Consumer Credit Protection within the Department of Professional and Financial Regulation.

•	Licensees are subject to supervision and regulation by the Superintendent.

•	Authorized delegate shall comply with the Maine Money Transmitters Act (32 M.R.S., §§ 6101, et seq.).
Maryland

•	Licensee appoints Retailer as its authorized delegate with authority to engage in the business of money transmission on behalf of the licensee.

•
Neither the licensee nor the authorized delegate may authorize subagents or subauthorized delegates without written consent of the Commissioner of Financial Regulation in the Department of Labor, Licensing, and Regulation.

•	Authorized delegate is subject to supervision, examination, and regulation by the Commissioner.

•
Authorized delegate will operate in full compliance with all applicable laws and regulations, including the Maryland Money Transmission Act (Md. Financial Institutions Code Ann. § 12-401 et seq.), and any rules, regulations or orders issued thereunder, as amended from time to time.

Michigan
Authorized delegate shall operate in compliance with the Money Transmission Services Act (M.C.L. §§ 487.1001, et seq.) and other applicable law.
Minnesota

•	Licensee appoints Retailer as its delegate with authority to engage in money transmission on behalf of the licensee.

•	Neither a licensee nor an authorized delegate authorize subdelegates without the written consent of the Commissioner of the Minnesota Commerce Department.

•
Licensees are subject to supervision and regulation by the Commissioner and as a part of that supervision and regulation, the Commissioner may require the licensee to cancel an authorized delegate contract as a result of a violation of section 53B.21 (relating to authorized delegate conduct, including prohibitions on fraudulent statements and a requirement to conduct business in a safe and sound manner).

•	Authorized delegate shall comply with the Minnesota Money Transmitters Act" (Minn. Stat. §§ 53B.01, et seq.).
New Hampshire
The New Hampshire Banking Department may examine the business affairs and records of any licensee, authorized delegate, or any other person, whether licensed or not, as it deems necessary to determine compliance with this chapter and the rules adopted pursuant to it.
New Jersey

•	Licensee appoints Distributor as its delegate with authority to engage in the activities of a money transmitter on behalf of the licensee.

•
Delegate shall operate in compliance with the New Jersey Money Transmitters Act, New Jersey Statutes, Title 17, Chapter 15C (NJ Stat. Ann. §§ 17:15C-1, et seq.) and any regulations and orders issued thereunder, as amended from time to time.

North Carolina

•	Licensee appoints Retailer as its delegate with authority to engage in money transmission on behalf of the licensee.

•	Neither a licensee nor an authorized delegate may authorize subdelegates without the written consent of the Commissioner of Banks of the State of North Carolina.

•	Licensees are subject to supervision and regulation by the Commissioner of Banks of the State of North Carolina.

•
Licensee shall issue a certificate of authority for each location at which it conducts licensed activities in North Carolina through authorized delegates such as Retailer. The certificate shall be posted in public view at each location of Retailer in North Carolina and shall state as follows: "Money transmission on behalf of [Principal] is conducted at this location pursuant to the Money Transmitters Act."

•	Authorized delegate shall operate in full compliance with the Money Transmitters Act (NC Gen. Stat. §§ 53-208.1, et seq.).
North Dakota

•	Licensee appoints Retailer as its delegate with authority to engage in money transmission on behalf of the licensee.

•	Neither a licensee nor an authorized delegate may authorize subdelegates without the written consent of the commissioner.

•	Licensees are subject to supervision and regulation by the Commissioner of North Dakota Department of Financial Institutions.

•	Authorized delegate shall operate in compliance with the North Dakota Sale of Checks Act (N.D. Cent. Code, §§ 13-09-01, et seq.).

Ohio
Authorized delegate shall operate in compliance with the Ohio Money Transmitters Law (O.R.C. Ann. §§ 1315.01, et seq.).
Oregon

•	Licensee appoints Retailer as the licensee's delegate with authority to engage in money transmission on behalf of the licensee.

•	Neither a licensee nor an authorized delegate may authorize subdelegates without the written consent of the Director of the Department of Consumer and Business Services.

•	Licensees, authorized delegates and subdelegates are subject to supervision and regulation by the Director.

•	Authorized delegate shall operate in compliance with the Oregon Money Transmission law (O.R.S. §§ 717.200, et seq.).
South Dakota

•	Licensee appoints Retailer as its delegate with authority to engage in money transmission on behalf of the licensee.

•	Neither a licensee nor an authorized delegate may authorize subdelegates without the written consent of the director.

•	Licensees are subject to supervision and regulation by the Director of the South Dakota Division of Banking.

•	Authorized delegate shall operate in compliance with the South Dakota Money Transmission law (CHAPTER 51A-17).
Tennessee

•
Licensee appoints Retailer as its agent with authority to sell payment instruments or transmit money on behalf of the licensee in compliance with state and federal law, including the Tennessee Money Transmission Act of 1994 (Tenn. Code Ann. §§ 45-7-201, et seq.).

•	Neither a licensee nor an authorized agent may authorize sub-agents without the written consent of the Commissioner of the Tennessee Department of Financial Institutions.

•	Licensees are subject to supervision and regulation by the Commissioner of the Tennessee Department of Financial Institutions.

•	Authorized agent consents to the Commissioner's inspection, with or without prior written notice to licensee or agent, of the books and records of agent.

•
Authorized agent is under a duty to act only as authorized under the contract with licensee, and if agent exceeds its authority; it is subject to cancellation of its contract by licensee and disciplinary action by the Commissioner.

Texas

•	You are appointed as GDC’s authorized delegate in the State of Texas with the authority to conduct money transmission on behalf of GDC in accordance with your agreement.

•	You acknowledge that your agreement sets forth the nature and scope of our relationship and our respective rights and responsibilities.

•
You certify that you are familiar with, and agree to fully comply with, all applicable state and federal laws, rules and regulations pertaining to money transmission, including Chapter 151 of the Texas Finance Code (“Chapter 151”) and rules adopted thereunder, relevant provisions of the Bank Secrecy Act and the USA PATRIOT ACT, and Chapter 271 of the Texas Financial Code.

•	You agree to remit funds to GDC in accordance with your agreement and with Sections 151.403(b) and (c) of the Texas Finance Code.

•	You agree to impose a trust on money and monetary value received in accordance with your agreement and Section 151.404 of the Texas Finance Code.

•	You agree to prepare and maintain records as required by Chapter 151 or a rule adopted thereunder or as reasonably requested by the commissioner.

•	You consent to examination or investigation by the Banking Commissioner of the State of Texas or persons designated thereby and acting under his/her direction and authority (the “Commissioner”).

•
You acknowledge that you are subject to regulation by the Commissioner and that, as part of that regulation, the commissioner may suspend or revoke an authorized delegate designation or require GDC to terminate an authorized delegate designation.

•	You acknowledge receipt of written policies and procedures designed to ensure that you comply with applicable state and federal law.

•	You acknowledge having been provided regulatory website addresses through you you can access Chapter 151 and the Bank Secrecy Act, the USA PATRIOT ACT, and Chapter 271 of the Texas Finance Code.
Vermont
Authorized delegate shall operate in full compliance with Chapter 79, Title 8 of the Vermont Statutes, as amended from time to time (8 V.S.A. §§ 2500, et seq.).
Virginia

•
Authorized delegate to comply with the provisions of the Virginia Money Order Sales and Money Transmission Services (Va. Code Ann. §§ 6.2-1900, et seq.) and all other applicable state and federal laws and regulations.

•	Authorized delegate will remit all sums owing to the licensee in accordance with the terms of the agent agreement.

•	Authorized delegate will permit the State Corporation Commission and the Commissioner of Financial Institutions to investigate or examine its business pursuant to § 6.2-1910.

•
Authorized delegate is prohibited from using a subdelegate, or from otherwise designating or appointing another person to sell money orders or engage in money transmission business on behalf of the licensee.

Washington

•
Authorized delegate will operate in full compliance with the Uniform Money Services Act (Rev. Code Wash. § 19.230.005 et seq.) and any rules regulations and orders issued thereunder, as amended from time to time.

•	Neither licensee nor authorized delegates may authorize subdelegates.

•	Authorized delegate may not provide money services other than those allowed licensee under its license.
West Virginia

•
Authorized delegate shall operate in full compliance with the laws of this state and of the United States, including the West Virginia Check and Money Order Sales, Money Transmission Services, Transportation and Currency Exchange (W. Va. Code §§ 32A-2-1, et seq.) (the "West Virginia Law").

•
Authorized delegate shall hold in trust for the licensee from the moment of receipt of the proceeds of any business transacted under the West Virginia Law in an amount equal to the amount of proceeds due the licensee less the amount due the authorized delegate.

Wyoming

•	Licensee appoints Retailer as its delegate with authority to engage in money transmission on behalf of the licensee.

•	Neither a licensee nor an authorized delegate may authorize subdelegates without the written consent of the Commissioner of the Wyoming Division of Banking.

•	Authorized delegates are subject to supervision and regulation by the Commissioner of the Wyoming Division of Banking.

•	Authorized delegate shall operate in full compliance with the Wyoming Money Transmitters Act (W.S. §§ 40-22-101, et seq.).

Appendix 2 to Schedule 2.3

New York Provisions

The purpose of this Appendix is to clarify Retailer’s role as seller of the Products for Bank. To the extent that any part of this Appendix conflicts with the Agreement, this Appendix shall control (solely with respect to Retailer’s operations in the State of New York).

1.
Retailer is hereby appointed as Bank’s sales agent solely for the limited purpose of selling the Products in the State of New York and delivering to Bank any fees and payments paid by purchasers of the Green Dot Bank-Issued Products, in accordance with the terms of the Agreement. Retailer hereby acknowledges that Bank is the issuer of the Green Dot Bank-Issued Cards, has the primary relationship with Cardholders, and that Bank is responsible for all amounts collected by Retailer from consumers who purchase the Green Dot Bank-Issued Products.

2.
All funds (less any fees belonging to Retailer, if applicable) received by Retailer from the sales of Products shall be funds owned by and belonging to Bank, and held for the benefit of consumers who have purchased the Green Dot Bank-Issued Products.

3.
Retailer shall make and keep such accounts, papers, books, and other records, and preserve such materials for such period of time as may be required the Agreement. Retailer shall comply with any other requirements or instructions issued by Bank relating to the Products or arising out of the Agreement.

4.
Retailer shall comply with all applicable provisions of the laws of the State of New York and regulations and orders issued by the New York State Department of Financial Services, and consents to inspections by New York State authorities.

Appendix 3 to Schedule 2.3
Arizona Statute

(text of statute appended as required by Arizona law)

Arizona Revised Statutes Annotated Currentness
Title 6. Banks and Financial Institutions
Chapter 12. Transmitters of Money
Article 1. Licenses and Regulation

"Sec. 6. Applicability

"All persons engaged in activities in this state that are regulated by this act on its effective date shall file applications as prescribed by title 6, chapter 12, article 1, Arizona Revised Statutes, as added by this act, on or before November 1, 1991. A person who has filed a timely application for a license under title 6, chapter 12, article 1, Arizona Revised Statutes, shall not be deemed to be in violation of any licensing provision of that article until after that application is either denied or a license is issued by the department. During the period while the application is pending, the applicant shall be subject to all other provisions of title 6, chapter 12, article 1, Arizona Revised Statutes, as added by this act, in the same manner as if the applicant were licensed."

§ 6-1201. Definitions

In this chapter, unless the context otherwise requires:

1. "Authorized delegate" means a person designated by the licensee under § 6-1208.

2. "Check cashing" means exchanging for compensation a check, debit card payment order, draft, money order, traveler's check or payment instrument of a licensee for money delivered to the presenter at the time and place of the presentation.

3. "Control" means ownership of fifteen per cent or more of a licensee or controlling person, or the power to vote fifteen per cent or more of the outstanding voting securities of a licensee or controlling person. For the purpose of determining the percentage controlled by any one person, that person's interest shall be aggregated with the interest of any other person controlled by that person or an officer, partner or authorized delegate of that person, or by a spouse, parent or child of that person.

4. "Controlling person" means a person directly or indirectly in control of a licensee.

5. "Engage in the business" means conducting activities regulated under this chapter more than ten times in any calendar year for compensation or in the expectation of compensation. For purposes of this paragraph, "compensation" means any fee, commission or other benefit.

6. "Foreign money exchange" means exchanging for compensation money of the United States government or a foreign government to or from money of another government at a conspicuously posted exchange rate at the time and place of the presentation of the money to be exchanged.

7. "Licensee" means a person licensed under this chapter.

8. "Location" means a place of business at which activity regulated by this chapter occurs.

9. "Money" means a medium of exchange that is authorized or adopted by a domestic or foreign government as a part of its currency and that is customarily used and accepted as a medium of exchange in the country of issuance.

10. "Money accumulation business" means obtaining money from a money transmitter as part of any activity that is carried on for financial gain if the money that is obtained by all persons acting in concert in the activity, in amounts of one thousand dollars or more, totals over fifty thousand dollars in the preceding twelve-month period. Money accumulation business does not include a person who is subject to the reporting requirements under 31 United States Code § 5313. The exception that is established by 31 United States Code § 5331, subsection (c), paragraph 1 does not apply to persons who are engaged in the money accumulation business.

11. "Money transmitter" means a person who is located or doing business in this state, including a check casher and a foreign money exchanger, and who does any of the following:

(a) Sells or issues payment instruments.

(b) Engages in the business of receiving money for the transmission of or transmitting money.

(c) Engages in the business of exchanging payment instruments or money into any form of money or payment instrument.

(d) Engages in the business of receiving money for obligors for the purpose of paying that obligor's bills, invoices or accounts.

(e) Meets the definition of a bank, financial agency or financial institution as prescribed by 31 United States Code § 5312 or 31 code of federal regulations § 103.11.

12. "Outstanding payment instruments" means unpaid payment instruments whose sale has been reported to a licensee.

13. "Payment instrument" means a check, draft, money order, traveler's check or other instrument or order for the transmission or payment of money sold to one or more persons whether or not that instrument or order is negotiable. Payment instrument does not include an instrument that is redeemable by the issuer in merchandise or service, a credit card voucher or a letter of credit.

14. "Permissible investment" means any of the following:

(a) Money on hand or on deposit in the name of the licensee.

(b) Certificates of deposit or other debt instruments of a bank, savings and loan association or credit union.

(c) Bills of exchange or time drafts that are drawn on and accepted by a bank, otherwise known as banker's acceptances, and that are eligible for purchase by member banks of the federal reserve system.

(d) Commercial paper bearing a rating of one of the three highest grades as defined by a nationally recognized organization that rates these securities.

(e) Securities, obligations or other instruments whose payment is guaranteed by the general taxing authority of the issuer, of the United States or of any state or by any other governmental entity or any political subdivision or instrumentality of a governmental entity and that bear a rating of one of the three highest grades by a nationally recognized investment service organization that has been engaged regularly in rating state and municipal issues for at least five years.

(f) Stocks, bonds or other obligations of a corporation organized in any state of the United States, the District of Columbia, the Commonwealth of Puerto Rico or the several territories organized by Congress that bear a rating of one of the three highest grades by a nationally recognized investment service organization that has been engaged regularly in rating corporate securities for at least five years.

(g) Any receivable that is due to a licensee from its authorized delegate pursuant to a contract between the licensee and authorized delegate as prescribed in § 6-1208 if the amount of investment in those receivables does not exceed ninety per cent of the total amount of those receivables after subtracting the amount of those receivables that are past due or doubtful of collection.

15. "Responsible individual" means a person who is employed by a licensee and who has principal active management authority over the business of the licensee in this state that is regulated under this chapter.

16. "Trade or business" has the same meaning prescribed in § 162 of the internal revenue code of 1954 and includes the money accumulation business.

17. "Transmitting money" means the transmission of money by any means including transmissions within this country or to or from locations abroad by payment instrument, wire, facsimile [FN1] internet or any other electronic transfer, courier or otherwise.

18. "Traveler's check" means an instrument identified as a traveler's check on its face or commonly recognized as a traveler's check and issued in a money multiple of United States or foreign currency with a provision for a specimen signature of the purchaser to be completed at the time of purchase and a countersignature of the purchaser to be completed at the time of negotiation.

§ 6-1202. License required

A. A person shall not sell or issue payment instruments, engage in the business of receiving money for transmission or transmitting money, engage in the business of exchanging payment instruments or money into any form of money or payment instrument or engage in the business of receiving money for obligors for the purpose of paying that obligor's bills, invoices or accounts without first obtaining a license as provided in this chapter or becoming an authorized delegate of a licensee with respect to those activities. A licensee is under the jurisdiction of the department. A person who is not licensed under this chapter or who is not an authorized delegate of a licensee with respect to those activities is presumed to be engaged in a business that is regulated by this chapter and that requires a license if he advertises, solicits or holds himself out as being in the business of selling or issuing payment instruments, of receiving money for transmission or transmitting money or of converting one form of money to another form of money.

B. No person other than a corporation organized and in good standing under the laws of the state of its incorporation or, if a corporation organized under the laws of a country other than the United States and in good standing under the laws of the country of its incorporation and authorized to do business in this state, may apply for or be issued a license as provided in this chapter.

C. A person engages in business activity regulated by this chapter in this state if any of the following applies:

1. Conduct constituting any element of the regulated activity occurs in this state.

2. Conduct occurs outside this state and constitutes an attempt, offer or conspiracy to engage in the activity within this state and an act in furtherance of the attempt, offer or conspiracy occurs within this state.

3. As part of a business activity described by this section a person knowingly transmits money into this state or makes payments in this state without disclosing the identity of each person on whose behalf money was transmitted or payment was made.

§ 6-1203. Exemptions

A. This chapter does not apply to:

1. The United States or any department or agency of the United States.
2. This state, including any political subdivision of this state.

B. This chapter does not apply to the following if engaged in the regular course of their respective businesses, except that the provisions of article 2 of this chapter apply to:
1. A bank, financial institution holding company, credit union, savings and loan association or savings bank, whether organized under the laws of any state or the United States when the term "money transmitter" is used.

2. A person who engages in check cashing or foreign money exchange and engages in other activity regulated under this chapter only as an authorized delegate of a licensee acting within the scope of the contract between the authorized delegate and the licensee.

3. A person licensed pursuant to chapter 5, 6, 7 or 8 of this title, [FN1] chapter 9, article 2 of this title, [FN2] chapter 12.1 of this title [FN3] or title 32, chapter 9. [FN4]

§ 6-1204. Application for license; fees

A. Each application for a license shall be made in writing, under oath and in the form prescribed by the superintendent. The application shall contain at least the following:

1. Copies of the articles of incorporation for the applicant, a listing of all trade names or fictitious names used by the applicant and other information concerning the corporate status of the applicant.

2. The address of the applicant's principal place of business, the address of each location where the applicant intends to transact business in this state, including any branch offices, and the name and address of each location of any authorized delegates.

3. For each executive officer and director of the applicant and for each executive officer and director of any controlling person, unless the controlling person is a publicly traded company on a recognized national exchange and has assets in excess of four hundred million dollars, a statement of personal history in the form prescribed by the superintendent.

4. An identification statement for each branch manager and responsible individual including all of the following:

(a) Name and any aliases or previous names used.

(b) Date and place of birth.

(c) Alien registration information, if applicable.

(d) Employment history and residence addresses for the preceding fifteen years.

(e) Social security number.

(f) Criminal convictions, excluding traffic offenses.

5. The name and address of each authorized delegate.

6. The identity of any account in any financial institution through which the applicant intends to conduct any business regulated under this chapter.

7. A financial statement audited by a licensed independent certified public accountant.

B. Each application shall be accompanied by the nonrefundable application fee and an annual fee as prescribed in § 6-126.
§ 6-1205. Bond required; conditions; notice; cancellation; substitution

A. Each application for a license shall be accompanied by and each licensee shall maintain at all times a bond executed by the licensee as principal and a surety company authorized to do business in this state as surety. The bond shall be in the amount of twenty-five thousand dollars for a licensee with five or fewer authorized delegates and locations, one hundred thousand dollars for a licensee with more than five but fewer than twenty-one authorized delegates and locations and an additional five thousand dollars for each authorized delegate and location in excess of twenty but fewer than two hundred one authorized delegates and locations, to a maximum of two hundred fifty thousand dollars and an additional five thousand dollars for each authorized delegate and location in excess of two hundred authorized delegates and locations, to a maximum of five hundred thousand dollars.

B. The bond shall be conditioned on the faithful compliance of the licensee, including its directors, officers, authorized delegates and employees, with this chapter. The bond shall be payable to any person injured by the wrongful act, default, fraud or misrepresentation of the licensee, his authorized delegates or his employees or to the state for the benefit of the person injured. Only one bond is required for any licensee irrespective of the number of officers, directors, locations, employees or authorized delegates of that licensee.

C. The bond shall remain in effect until cancelled by the surety, which cancellation may be had only after thirty days' written notice to the superintendent. That cancellation does not affect any liability incurred or accrued during the thirty day period.

D. In lieu of the bond prescribed in this section, an applicant for a license or a licensee may deposit with the superintendent cash or alternatives to cash acceptable to the superintendent in the amount of the required bond. Notwithstanding § 35-155, subsection E, the principal amount of the deposit shall be released only on written authorization of the superintendent or on the order of a court of competent jurisdiction. The principal amount of the deposit shall not be released to the licensee before the expiration of five years from the first occurrence of any of the following:

1. The date of substitution of a bond for a cash alternative unless the superintendent determines in his discretion that the bond constitutes adequate security for all past, present or future obligations of the licensee. After that determination, the cash alternative may be immediately released.

2. The surrender of the license.

3. The revocation of the license.

4. The expiration of the license.

E. Notwithstanding subsections A through D of this section, if the required amount of the bond is reduced, whether by change in the number of authorized delegates or locations or by legislative action, a cash deposit in lieu of that bond shall not be correspondingly reduced but shall be maintained at the higher amount until the expiration of three years from the effective date of the reduction in the required amount of that bond unless the superintendent in his discretion determines otherwise.
§ 6-1205.01. Net worth requirements
A. Each applicant for a license shall have and each licensee shall maintain at all times a net worth of at least one hundred thousand dollars, calculated according to generally accepted accounting principles.

B. Any licensee who is engaged in the business regulated under this chapter at more than one location pursuant to § 6-1207 or through authorized delegates pursuant to § 6-1208 shall have an additional net worth of fifty thousand dollars for each location or authorized delegate located in this state, as applicable, to a maximum of five hundred thousand dollars.

C. A licensee whose business conducts a total of more than five hundred thousand dollars in transactions that involve transmitting money in an amount of one thousand dollars or more during the preceding year shall maintain net worth in addition to the amounts required by subsections A and B of this section. The additional net worth shall be not less than ten per cent of the total of such transactions conducted in this state, calculated according to generally accepted accounting principles to a maximum of five hundred thousand dollars.
§ 6-1206. Issuance of license; renewal
A. On the filing of a complete application, the superintendent shall investigate the financial condition and responsibility, financial and business experience, character and general fitness of the applicant. In his discretion, the superintendent may conduct an on-site investigation of the applicant, the reasonable cost of which shall be borne by the applicant. The superintendent shall issue a license to an applicant if the superintendent finds that all of the following conditions are met:

1. The applicant has complied with § § 6-1204, 6-1205 and 6-1205.01.

2. The competence, experience and integrity of the officers, directors and controlling persons and any proposed management personnel indicate that it would be in the interest of the public to permit such person to participate in the affairs of a licensee.

3. The applicant has paid the required license fee.

B. The superintendent shall approve or deny every application for an original license within one hundred twenty days after the date an application is complete, which period may be extended by the written consent of the applicant. The superintendent shall notify the applicant of the date on which the application is determined to be complete. In the absence of approval or denial of the application or consent to the extension of the one hundred twenty day period, the application is deemed approved and the superintendent shall issue the license effective as of the first business day after that one hundred twenty day period or any extended period.

C. A licensee shall pay a renewal fee as prescribed in § 6-126 on or before November 1 of each year. The renewal fee shall be accompanied by a renewal application in the form prescribed by the superintendent. A license for which no renewal fee and application have been received by November 1 shall be suspended. A licensee may renew a suspended license no later than December 1 of the year of expiration by paying the renewal fee plus one hundred dollars for each day the renewal fee and application were not received by the superintendent. A license expires on December 1 of each year, unless earlier renewed, surrendered or revoked. A license shall not be granted to the holder of an expired license or to an incorporator, director or officer of the holder of an expired license except on compliance with the requirements provided in this article for an original license.

§ 6-1207. Principal and branch offices; notices

A. A licensee shall designate and maintain a principal place of business for the transaction of business regulated by this chapter. If a licensee maintains one or more places of business in this state, the licensee shall designate a place of business in this state as its principal place of business for purposes of this section. The license shall specify the address of the principal place of business and shall designate a responsible individual for its principal place of business.

B. If a licensee maintains one or more locations in this state in addition to a principal place of business, and those locations are to be under the control of the licensee and not under the control of authorized delegates as prescribed in § 6-1208, the licensee shall obtain a branch office license from the superintendent for each additional location by filing an application as required by the superintendent at the time the licensee files its license application. If branch offices are added by the licensee, the licensee shall file with the superintendent an application for a branch office license with the licensee's next quarterly fiscal report prescribed by § 6-1211. The superintendent shall issue a branch office license if the superintendent determines that the licensee has complied with the provisions of this subsection. The license shall indicate on its face the address of the branch office and shall designate a manager for each branch office to oversee that office. The superintendent may disapprove the designated manager then or at any later time if the superintendent finds that the competence, experience and integrity of the branch manager warrants disapproval. A person may be designated as the manager for more than one branch. The licensee shall submit a fee as prescribed in § 6-126 for each branch office license.
C. A licensee shall prominently display the money transmitter license in its principal place of business and the branch office license in each branch office. Each authorized delegate shall prominently display at each location a notice in a form prescribed by the superintendent that indicates that the authorized delegate is an authorized delegate of a licensee under this chapter.

D. If the address of the principal place of business or any branch office is changed, the licensee shall immediately notify the superintendent of the change. The superintendent shall endorse the change of address on the license for a fee as prescribed in § 6-126.

§ 6-1208. Authorized delegates of licensee; reports

A. A licensee may conduct the business regulated under this chapter at one or more locations in this state through authorized delegates designated by the licensee.

B. Each contract between a licensee and an authorized delegate shall require the authorized delegate to operate in full compliance with the law and shall contain as an appendix a current copy of this chapter. The licensee shall provide each authorized delegate with operating policies and procedures sufficient to permit compliance by the delegate with the provisions of title 13, chapter 23 [FN1] and this chapter and rules adopted pursuant to this chapter. The licensee shall promptly update the policies and procedures to permit compliance with those laws and rules.

C. An authorized delegate is not liable for any obligation imposed on its licensee by this chapter with respect to the business for which it is a delegate. On suspension or revocation of a license or the failure of a licensee to renew its license, the superintendent shall notify all delegates of the licensee who are on record with the department of the department's action. On receipt of this notice, an authorized delegate shall immediately cease to operate as a delegate of that licensee.

§ 6-1209. Cease and desist orders; examinations

A. In addition to his authority under § 6-137, the superintendent may issue an order to cease and desist against a licensee, requiring the licensee to cease conducting its business through an authorized delegate and to take appropriate affirmative action, pursuant to § 6-137, if the superintendent finds that:

1. The authorized delegate has violated, is violating or is about to violate any applicable law or rule or order of the superintendent.

2. The authorized delegate has failed to cooperate with an examination or investigation by the superintendent or the attorney general authorized by this title.

3. The competence, experience, integrity or overall moral character of the authorized delegate or any controlling person of the authorized delegate indicates that it would not be in the interest of the public to permit that person to participate in the business regulated under this chapter.

4. The financial condition of the authorized delegate is such that it might prejudice the interests of the public in the conduct of the business regulated under this chapter.

5. The authorized delegate has engaged, is engaging or is about to engage in any unsafe or unsound act, practice or transaction or an act, practice or transaction that constitutes a violation of this title or of any rule or order of the superintendent.

B. Any business for which a license is required by this chapter conducted by an authorized delegate outside the scope of authority conferred in the contract between the authorized delegate and the licensee is unlicensed activity. An authorized delegate of a licensee holds in trust for the benefit of the licensee all monies received from the sale or delivery of the licensee's payment instruments or monies received for transmission. If an authorized delegate commingles any such monies with any monies or other property owned or controlled by the authorized delegate, a trust against all commingled proceeds and other monies or property owned or controlled by the authorized delegate is imposed in favor of the licensee in an amount equal to the amount of the proceeds due the licensee.

C. An authorized delegate is subject to examination by the superintendent at the discretion of the superintendent. The licensee is responsible for the payment of an assessment for the examination of its authorized delegates to the extent that the examination relates to the activities conducted by the authorized delegate on behalf of the licensee. That assessment shall be made at the rate set by the superintendent for examination of an enterprise pursuant to § 6-125, subsection B, and payment of that assessment shall be made as prescribed by § 6-125.

§ 6-1210. Suspension or revocation of licenses

The superintendent may suspend or revoke a license if the superintendent finds any of the following:

1. The licensee has made a material misstatement or suppressed or withheld information on an application for a license or any document required to be filed with the superintendent.

2. A fact or condition exists that, if it had existed or had been known at the time the licensee applied for its license, would have been grounds for denying the application.

3. The licensee is insolvent as defined in § 47-1201.

4. The licensee has violated any provision of title 13, chapter 23, [FN1] this chapter or rules adopted pursuant to this chapter or any order of the superintendent.

5. An authorized delegate of the licensee has violated any provision of title 13, chapter 23, this chapter or rules adopted thereunder or any order of the superintendent as a result of a course of negligent failure to supervise or as a result of the wilful misconduct of the licensee.

6. The licensee refuses to permit the superintendent or the attorney general to make any examination authorized by this title. [FN2]

7. The licensee knowingly fails to make any report required by this chapter.

8. The licensee fails to pay a judgment entered in favor of a claimant, plaintiff or creditor in an action arising out of the licensee's business regulated under this article within thirty days after the judgment becomes final or within thirty days after expiration or termination of a stay of execution or other stay of proceedings, whichever is later. If execution on the judgment is stayed by court order, operation of law or otherwise, proceedings to suspend or revoke the license for failure of the licensee to comply with that judgment may not be commenced by the superintendent under this subsection until thirty days after that stay.

9. The licensee has been convicted in any state of a felony or of any crime involving a breach of trust or dishonesty.
§ 6-1211. Reports

Each licensee shall file with the superintendent within forty-five days after the end of each fiscal quarter a consolidated financial statement including a balance sheet, income and expense statements and a list of all authorized delegates, branch managers, responsible individuals and locations within this state that have been added or terminated by the licensee within the fiscal quarter. Information regarding branch managers and responsible individuals shall include the information prescribed in § 6-1204, subsection A, paragraph 4. For locations and authorized delegates, the licensee shall include the name and street address of each location and authorized delegate.

§ 6-1212. Permissible investments
A. Every licensee shall maintain at all times permissible investments that comply with either of the following:

1. A market value computed in accordance with generally accepted accounting principles of not less than the aggregate amount of all of its outstanding payment instruments.

2. A net carrying value computed in accordance with generally accepted accounting principles of not less than the aggregate amount of all of its outstanding payment instruments, provided the market value of these permissible investments is at least ninety-five per cent of the net carrying value.

B. Notwithstanding any other provision of this chapter, the superintendent, with respect to any particular licensee or all licensees, may limit the extent to which any class of permissible investments as defined in § 6-1201 may be considered a permissible investment, except for money and certificates of deposit. The superintendent may by rule prescribe or by order allow other types of investments which the superintendent determines to have substantially equivalent safety as other permissible investments to be considered a permissible investment under this chapter.

§ 6-1213. Records
A. Each licensee shall keep and use in its business books, accounts and records in accordance with generally accepted accounting principles that will enable the superintendent to determine whether that licensee is complying with the provisions of this chapter. Each licensee and authorized delegate shall preserve its records for at least five years after making the final entry on any transaction. Each authorized delegate shall keep records as required by the superintendent.

B. For each authorized delegate, the licensee shall maintain records that demonstrate that the licensee conducted a reasonable background investigation of each authorized delegate. A licensee shall preserve those records for at least five years after the authorized delegate's most recent designation by the licensee. For an authorized delegate designated after November 1, 1991, the records shall be available at all times, and for an authorized delegate designated on or before November 1, 1991, the records shall be available at all times after November 1, 1992.

C. The records of the licensee regarding the business regulated under this chapter shall be maintained at its principal place of business or, with notice to the superintendent, at another location designated by the licensee. If the records are maintained outside this state, the superintendent may require that the licensee make those records available to the superintendent at his office not more than five business days after demand. The superintendent may further require that those records be accompanied by an individual who is available to answer questions regarding those records and the business regulated under this chapter. The superintendent may require the appearance of a specific individual or may request the licensee to designate an individual knowledgeable with regard to the records and the business. The individual appearing with the records shall be available to the superintendent for up to three business days.

D. On-site examinations of records prescribed by this chapter may be conducted in conjunction with representatives of other state agencies or agencies of another state or of the federal government as determined by the superintendent. In lieu of an on-site examination, the superintendent may accept the examination report of an agency of this state or of another state or of the federal government or a report prepared by an independent licensed certified public accountant. Joint examination or acceptance of an examination report shall not be deemed a waiver of examination assessments provided by law, and joint reports and reports accepted under this subsection are considered an official report of the department for all purposes. Information obtained by examinations prescribed by this article shall be disclosed only as provided in § 6-129.

§ 6-1214. Liability of licensees
Each licensee is liable for the payment of all moneys covered by payment instruments that it sells or issues in any form in this state whether directly or through an authorized delegate and whether as a maker or drawer or as money received for obligors or for transmission by any means whether or not that instrument is a negotiable instrument under the laws of this state.

§ 6-1215. Notice of source of instrument; transaction records

A. Every payment instrument sold by a licensee directly or through an authorized delegate shall bear the name of the licensee and a unique consecutive number clearly stamped or imprinted on it.

B. For every transaction involving the receipt of money from a customer, the licensee or authorized delegate who receives the money shall maintain written records of the transaction. The records may be reduced to computer or other electronic medium. The records collectively shall contain the name of the licensee, the street address of the location where the money was received, the name and street address of the customer if reported to the licensee or authorized delegate, the approximate date of the transaction, the name or other information from which, together with other contemporaneous records, the superintendent can determine the identity of those employees of the licensee or authorized delegate who may have conducted the transaction and the amount of the transaction. The information required by this section shall be available through the licensee or authorized delegate who received the money for at least five years from the date of the transaction.

§ 6-1216. Acquisition of control
A. A person shall not directly or indirectly acquire control of a licensee or controlling person without the prior written approval of the superintendent, except as otherwise provided by this section.

B. An application for approval to acquire control of a licensee shall be in writing in a form prescribed by the superintendent and shall be accompanied by information as the superintendent may require. The application shall be accompanied by the fee prescribed in § 6-126. The superintendent shall act on the application within one hundred twenty days after the date on which the application is complete, unless the applicant consents in writing to an extended period. An application that is not denied or approved within that period shall be deemed approved as of the first business day after the expiration of that period.

C. The superintendent shall deny the application to acquire control of a licensee if he finds that the acquisition of control is contrary to law or determines that disapproval is reasonably necessary to protect the interest of the public. In making that determination, the superintendent shall consider both of the following:

1. Whether the financial condition of the person that seeks to control the licensee might jeopardize the financial condition of the licensee or prejudice the interests of the public in the conduct of the business regulated under this chapter.

2. Whether the competence, experience, integrity and overall moral character of the person that seeks to control the licensee, or the officers, directors and controlling persons of the person that seeks to control the licensee, indicate that it would not be in the interest of the public to permit that person to control the licensee.

D. Nothing in this section prohibits a person from negotiating or entering into agreements subject to the condition that the acquisition of control will not be effective until approval of the superintendent is obtained.

E. This section does not apply to any of the following persons or transactions:

1. A registered dealer who acts as an underwriter or member of a selling group in a public offering of the voting securities of a licensee or controlling person of a licensee.

2. A person who acts as proxy for the sole purpose of voting at a designated meeting of the security holders of a licensee or controlling person of a licensee.

3. A person who acquires control of a licensee or controlling person of a licensee by devise or descent.

4. A person who acquires control of a licensee or controlling person as a personal representative, custodian, guardian, conservator, trustee or any other officer appointed by a court of competent jurisdiction or by operation of law.

5. A pledgee of a voting security of a licensee or controlling person who does not have the right, as pledgee, to vote that security.

6. A person or transaction that the superintendent by rule or order exempts in the public interest.

F. Before filing an application for approval to acquire control, a person may request in writing a determination from the superintendent as to whether that person will be deemed in control on consummation of a proposed transaction. If the superintendent determines in response to that request that the person will not be in control within the meaning of this chapter, the superintendent shall enter an order to that effect and the proposed transaction is not subject to the requirements of this section.

§ 6-1217. Appointment of superintendent as agent for service of process; forwarding of process; consent to jurisdiction

A. A licensee, an authorized delegate or a person who knowingly engages in business activities that are regulated under this chapter with or without filing an application is deemed to have done both of the following:

1. Consented to the jurisdiction of the courts of this state for all actions arising under this chapter.

2. Appointed the superintendent as his lawful agent for the purpose of accepting service of process in any action, suit or proceeding that may arise under this chapter.

B. Within three business days after service of process upon the superintendent, the superintendent shall transmit by certified mail copies of all lawful process accepted by the superintendent as an agent to that person at its last known address. Service of process shall be considered complete three business days after the superintendent deposits the copies of the documents in the United States mail.

§ 6-1218. Prohibited transactions

A person shall not engage in conduct requiring a license under this chapter as an authorized delegate of a principal if that principal is not licensed under this chapter. A person who does so shall be deemed to be the principal seller, issuer or actor, and not merely an authorized delegate, and is liable to the holder, remitter or customer as the principal.

§ 6-1241. Reports to the attorney general; investigation; violation; classification

A. Within thirty days after any transaction or series or pattern of transactions that is conducted or attempted by, at or through the business and that involves or aggregates five thousand dollars or more in funds or other assets, each licensee and authorized delegate of a licensee and each money transmitter shall file with the attorney general's office in a form prescribed by the attorney general a report of the transaction or series or pattern of transactions if the licensee, authorized delegate or money transmitter knows, suspects or has reason to suspect that the activity either:

1. Involves funds that are derived from illegal activities, is intended or conducted in order to hide or disguise funds or other assets that are derived from illegal activities, including, without limitation, the ownership, nature, source, location or control of the funds or other assets, as part of a plan to violate or evade any law or regulation or to avoid any transaction reporting requirement under this chapter or may constitute a possible money laundering violation under § 13-2317 or another racketeering violation as defined in § 13-2301.

2. Has no business or apparent lawful purpose or is not the sort of activity in which the particular customer would normally be expected to engage and the licensee, authorized delegate or money transmitter knows of no reasonable explanation for the activity after examining the available facts, including the background and possible purpose of the activity.

B. A licensee, authorized delegate or money transmitter that is required to file a report regarding business conducted in this state pursuant to the currency and foreign transactions reporting act (31 United States Code § § 5311 through 5326, including any special measures that are established under 31 United States Code § 5318A, and 31 Code of Federal Regulations part 103 or 12 Code of Federal Regulations § 21.11) shall file a duplicate of that report with the attorney general.

C. All persons who are engaged in a trade or business and who receive more than ten thousand dollars in money in one transaction or who receive more than ten thousand dollars in money through two or more related transactions shall complete and file with the attorney general the information required by 31 United States Code § 5331 and the federal regulations relating to this section concerning reports relating to cash received in trade or business.

D. A licensee, authorized delegate or money transmitter that is regulated under the currency and foreign transactions reporting act (31 United States Code § 5325 and 31 Code of Federal Regulations part 103) and that is required to make available prescribed records to the secretary of the United States department of treasury on request at any time shall follow the same prescribed procedures and create and maintain the same prescribed records relating to each transaction.

E. In addition to the requirements under subsection D of this section and in connection with each transaction that involves transmitting money in an amount of one thousand dollars or more, whether sending or receiving, a licensee or, for transactions conducted through an authorized delegate, an authorized delegate shall retain a record of each of the following:

1. The name and social security or taxpayer identification number, if any, of the individual presenting the transaction and the person and the entity on whose behalf the transaction is to be effected.

2. The type and number of the customer's verified photographic identification, as described in 31 Code of Federal Regulations § 103.28.

3. The customer's current occupation.

4. The customer's current residential address.

5. The customer's signature.

F. Subsection E of this section does not apply to transactions by which the licensee's customer is making a bill payment either to a commercial creditor pursuant to a contract between the licensee and the commercial creditor or to a utility company.

G. Each licensee shall create records that reflect the provision of updated operating policies and procedures pursuant to § 6-1208, subsection B and of instruction that promotes compliance with this chapter, title 13, chapter 23 and 31 United States Code § 5318, including the identification of the provider and the material and instruction that were provided.

H. On request of the attorney general, a county attorney or the superintendent, a licensee, authorized delegate or money transmitter shall make any records that are created pursuant to this section available to the attorney general, a county attorney or the superintendent at any time.

I. A licensee or, for transactions conducted through an authorized delegate, an authorized delegate shall maintain any customer identification records that are created pursuant to subsection E of this section for three years. After three years, the licensee or, for transactions conducted through an authorized delegate, the authorized delegate shall deliver the customer identification records to the attorney general. The attorney general shall make the records available on request to the superintendent or a county attorney but shall not otherwise distribute the customer identification records without a court order. The customer identification records shall not be used for any purpose other than for criminal and civil prosecution and the prevention and detection of fraud and other criminal conduct.

J. If the superintendent or the attorney general finds that reasonable grounds exist for requiring additional record keeping and reporting in order to carry out the purposes of this chapter and to prevent the evasion of this chapter, the superintendent or the attorney general may:

1. Issue an order requiring any group of licensees, authorized delegates or money transmitters in a geographic area to do any of the following:

(a) Obtain information regarding transactions that involve total dollar amounts or denominations of five hundred dollars or more, including the names of any persons participating in those transactions and any persons or entities on whose behalf they are to be effected.

(b) Maintain records of that information for at least five years and make those records available to the attorney general and the superintendent.

(c) File a report with the attorney general and the superintendent regarding any transaction in the manner prescribed in the order.

2. Issue an order exempting any group of licensees or authorized delegates from the requirements of subsection E of this section based on the geographic area, the volume of business conducted, the record of compliance with the reporting requirements of this chapter and other objective criteria.

K. An order issued pursuant to subsection J of this section is not effective for more than one hundred eighty days unless renewed after finding that reasonable grounds exist for continuation of the order.

L. The timely filing of a report required by this section with the appropriate federal agency shall be deemed compliance with the reporting requirements of this section, unless the attorney general has notified the superintendent that reports of that type are not regularly and comprehensively transmitted by that federal agency to the attorney general.

M. This chapter does not preclude a licensee, authorized delegate, money transmitter, financial institution or person engaged in a trade or business from instituting contact with and disclosing customer financial records to appropriate state or local law enforcement agencies if the licensee, authorized delegate, money transmitter, financial institution or person has information that may be relevant to a possible violation of any criminal statute or to the evasion or attempted evasion of any reporting requirement of this chapter.

N. A licensee, authorized delegate, money transmitter, financial institution, person engaged in a trade or business or director, officer, employee, agent or authorized delegate of any of them that keeps or files a record as prescribed by this section, that communicates or discloses information or records under subsection M of this section or that requires another to make any such disclosure is not liable to any person under any law or rule of this state or any political subdivision of this state or under any contract or other legally enforceable agreement, including any arbitration agreement, for the disclosure or for the failure to provide notice of the disclosure to the person who is the subject of the disclosure or to any other person who is identified in the disclosure. This subsection shall be construed to be consistent with 31 United States Code § 5318(g)(3).

O. The attorney general may report any possible violations indicated by analysis of the reports required by this chapter to any appropriate law enforcement agency for use in the proper discharge of its official duties. If an officer or employee of this state or any political subdivision of this state receives a report pursuant to 31 United States Code § 5318(g), the report shall be disclosed only as provided in 31 United States Code § 5318(g). A person who releases information received pursuant to this subsection except in the proper discharge of official duties is guilty of a class 2 misdemeanor.

P. The requirements of this section shall be construed to be consistent with the requirements of the currency and foreign transactions reporting act (31 United States Code § § 5311 through 5326 and federal regulations prescribed under those sections) unless the context otherwise requires.

Q. A person who refuses to permit any lawful investigation by the superintendent, a county attorney or the attorney general or who refuses to make records available to the superintendent, a county attorney or the attorney general pursuant to subsection H of this section is guilty of a class 6 felony.

§ 6-1242. Investigations

A. The attorney general may conduct investigations within or outside this state to determine if a licensee, authorized delegate, money transmitter, financial institution or person engaged in a trade or business has failed to file a report required by this article or has engaged or is engaging in an act, practice or transaction that constitutes a money laundering violation as provided in § 13-2317.

B. On request of the attorney general, all licensees, authorized delegates, money transmitters and financial institutions shall make their books and records available to the attorney general during normal business hours for inspection and examination in connection with an investigation pursuant to this section.

SCHEDULE 2.5(a)

RETAILER MARKS

1.	“Walmart”

2.	“Wal-Mart Stores, Inc.”

3.	“Walmart MoneyCard”

4.	Image of the Walmart “spark”, as approved by Retailer. For example purposes only, the “spark” is depicted as follows:

[Image of Walmart "spark"]

5.	Image of the Walmart “half spark”, as approved by Retailer. For example purposes only, the “half spark” is depicted as follows:

[Image of Walmart "half spark"]

6.	The phrase: “Save Money. Live Better.”

7.	Any combination of the Spark with the Retailer name.

8.	[Image of Walmart Rapid Reload]

9.     Use of all Retailer Marks is subject to the terms of the Agreement. Font and color for initial use must be approved by Retailer.

Schedule 2.12

Service Level Standards

(a) GDC shall provide cardholders IVR and live customer service calls with respect to MoneyCards during the hours of operation and at the Service Levels set forth in Exhibit 2.12(a).
(b) GDC shall provide Retailer with the Super Service Levels set forth as such in Exhibit 2.12(b) attached hereto.
(c) GDC shall pay [*] for the failure to meet the default level with respect to any Super Service Level (unless the failure is due to an act or a failure to act by Retailer). Such Service Level Credit shall be [*] for the first failure in [*] to meet the applicable default level, [*] for the second failure in [*] to meet the applicable default level and [*] for the third failure and each subsequent failure in [*] to meet the applicable default level. Due to the interdependency of the Super Service Levels, only [*] shall be payable with respect to performance in any calendar month, whether GDC fails to meet one or both of the Super Service Levels in that month. In addition, failure to meet both Super Service Levels in a month shall only count as a single failure for purposes of calculating the penalty for any subsequent failure.
(d) [*] shall have the right to [*] this Agreement upon at least [*] notice to the other Parties in a [*], excluding any calendar months for which [*] applies and excluding a Repeated SLA Failure involving only Services Levels designated in Exhibit 2.12(a) as a “[*],” provided that [*] must exercise its right to [*] under this paragraph (d) with respect to any [*] by providing the other Parties its [*] no later than [*] following the date on which [*] first has the right to [*] this Agreement for such [*] under this paragraph.
(e) [*] shall also have the right to [*] this Agreement upon at least [*] notice to the other Parties in the event of a [*]; provided, further, that [*] must exercise its right to [*] under this paragraph (e) with respect to any Repeated Super SLA Failure by providing the other Parties its [*] no later than [*] following the date on which [*] first has the right to [*] this Agreement for such [*] under this paragraph.
(f) Within fifteen Business Days after the end of each calendar month, GDC shall provide written reports to Retailer regarding the service levels achieved with respect to each of the Service Levels and Super Service Levels set forth in Exhibits 2.12(a) and 2.12(b) for such month. With respect to Item 12 of Exhibit 2.12(a), GDC shall provide on a monthly basis a report identifying [*] and [*].
(g) Certain capitalized terms used in Exhibits 2.12(a) and 2.12(b) and not otherwise defined in the Agreement are defined in Exhibit 2.12(c).
(h) The Service Levels and Super Service levels may be modified by mutual agreement of Retailer and GDC from time to time, as documented between the Parties via written communication.

*Confidential Treatment Requested.

Exhibit 2.12(a)

Service Levels

Service Level	Definition	Defect Definition	Calculation	Target %	Default %	Comments
1. Purchase Authorizations	Percentage of Availability of the MoneyCard purchase Authorization System	[*]	[*]	[*]	[*]

2. IVR Availability	Percentage of Availability of the IVR	[*]	[*]	[*]	[*]

3. Call Response Timeliness	Percentage of calls answered by a live representative in 120 seconds	[*]	[*]	[*]	[*]

4. Call Abandonment	Percentage of calls abandoned while waiting for a live customer service representative	[*]	[*]	[*]	[*]

5. Call Quality	Percent of calls meeting mutually (by Retailer, Bank and GDC) agreed upon quality standard for an acceptable call, per mutually agreed call quality review form	[*]	[*]	[*]	[*]	[*]

6. New Cardholder Set Up Accuracy [Fields covered: Name, address, and SSN]	Percentage of new Cardholder accounts that contain an error.	[*]	[*]	[*]	[*]

*Confidential Treatment Requested.

7. New Cardholder Card Production Accuracy	Measure of the accuracy of MoneyCard production services including plastics, embossing, graphics/ thermal prints, inserts, card mailers, activation stickers, envelope and PIN mailer	[*]	[*]	[*]	[*]

8. New Cardholder Card Production Timeliness	Timeliness of MoneyCards being embossed and put into the mail system	[*]	[*]	[*]	[*]

9. Cardholder Website Access	Percentage of Available for Use time for www.walmartmoneycar d.com	[*]	[*]	[*]	[*]

10 MoneyCard Fee Accuracy	The percentage of accurate assessment of all MoneyCard Fees	[*]	[*]	[*]	[*]

11. Customer Satisfaction Survey	The percentage of Cardholders who are satisfied as indicated by results of mutually agreed (by Bank and GDC) satisfaction survey	[*]	[*]	[*]	[*]	[*]
12. Cardholder Complaints	Timeliness of response to and resolution of Cardholder complaints	[*]	[*]	[*]	[*]

            *Confidential Treatment Requested.

Exhibit 2.12(b)

Super Service Levels

Super Service Levels will be measured on a calendar month basis.

SLA	Definition	Defect Definition	Calculation	Target	Default
Card Sales and POS Card Reload System Availability	Percentage of Availability of the Authorization System for MoneyCard sales and POS Loads	[*]	[*]	[*]	[*]

Card Sales and POS Load System Response Time	Timeliness of the Authorization System for MoneyCard sales and POS Loads		[*]	[*]	[*]

            *Confidential Treatment Requested.

Exhibit 2.12(c)

Definitions

“Authorization System” means that portion of equipment, software, systems, processes and procedures used or necessary for use by Bank to authorize MoneyCard transactions.
“Availability”, unless otherwise defined herein, means the extent to which referenced equipment, software, systems, data or services are Available for Use.
“Available for Use” means the ability of equipment, software, systems, data, and functions for which GDC or Bank is operationally responsible including the Authorization System and the IVR, to be utilized or accessed by Bank, Retailer, cardholders or other third-parties, as intended in accordance with normal operations.
“Downtime” means the number of minutes in the calendar month during which identified equipment, software, systems, data, services or function was not Available for Use or where response time of such service is outside established parameters.
“Excused Downtime” means (i) Downtime during a Scheduled Maintenance Window; and (ii) any other period during which any particular equipment, software, system, function or service is not Available For Use (x) which Bank or Retailer, as applicable, has approved, such approval not to be unreasonably withheld, (y) which Bank or Retailer, as applicable, has excused, or (z) which are outages due to matters outside of GDC’s or Bank’s Span of Control, as applicable.
“IVR” means any interactive voice response system utilized by GDC to provide services for MoneyCards.
“MoneyCard Fees” means the fees and charges imposed on Cardholders by Bank for a MoneyCard.
“Scheduled Maintenance Window” means a scheduled period of time mutually agreed by Retailer, Bank and Servicer during which maintenance or other activities are to be performed and the time actually used, such time not to exceed [*] per calendar month. Each Party shall provide the other not less than [*] prior notice of any requests for changes to its Scheduled Maintenance Window. Extensions to a Scheduled Maintenance Window, and any rescheduled Maintenance Window for which the Party has not provided its consent shall be deemed Unexcused Downtime.
“Span of Control” means any equipment, software, system, network or other infrastructure and those areas of functionality and availability with respect to, or utilized to provide, services, as applicable, that are under the control of a Party, its subcontractors or agents.
“Unexcused Downtime” means the total number of minutes any referenced system, component or service is not available for Use during a calendar month, excluding Excused Downtime.
*Confidential Treatment Requested.

ny-1187881

SCHEDULE 3.1
CARDHOLDER FEES AS OF EFFECTIVE DATE
Walmart MoneyCard Basic Card Fee Information for Cards Purchased in-Store:

Purchase Fee Load a minimum of $20 at any register	$1.88
Monthly Service Fee First fee deducted 10 days after card setup or 90 days after purchase if you do not set up.	$3.00
Reload using direct deposit of payroll or government benefits.	No Fee
Reload using Walmart Check Cashing Standard Walmart Check Cashing fees and limits apply. Not available in all states or stores.	No Reload Fee
Rapid Reload® at participating Walmart Stores	$3.00
Reload with cash on the Green Dot Network	Up to $4.95
Cash withdrawal or balance inquiry at over 24,000 MoneyPass® ATMs	No Fee
Cash withdrawal at non-MoneyPass® ATMs or tellers ATM owner may also charge a fee.	$2.00
Cash back with purchase where available	No Fee
Balance inquiry at non-MoneyPass® ATMs ATM owner may also charge a fee.	$1.00
Replacement card if lost, stolen, or damaged	$3.00
Foreign merchant surcharge added to transaction amount	2%
Optional services may also be offered for a fee Walmart MoneyCard Basic Card Fee Information for Cards Purchased on Cardholder Website:
Fee Information
Purchase Fee Does not include first card load -- see below for reload fees.	$0.00
Monthly Service Fee* See footnote below for timing of this fee.	$3.00
Reload using direct deposit of payroll or government benefits.	No Fee
Reload using Walmart Check Cashing Standard Walmart Check Cashing fees and limits apply. Not available in all states or stores.	No Reload Fee
Rapid Reload® at participating Walmart Stores	$3.00
Reload with cash on the Green Dot Network	Up to $4.95
Cash withdrawal or balance inquiry at over 24,000 MoneyPass® ATMs	No Fee

Cash withdrawal at non-MoneyPass® ATMs or tellers ATM owner may also charge a fee.	$2.00
Cash back with purchase where available	No Fee
Balance inquiry at non-MoneyPass® ATMs ATM owner may also charge a fee.	$1.00
Replacement card if lost, stolen, or damaged	$3.00
Foreign merchant surcharge added to transaction amount	2%
Optional services may also be offered for a fee

*When and How Monthly Service Fees are Assessed. If you have loaded funds to your card within the first ten (10) days after card sign up, your first Monthly Service Fee will be assessed on the tenth day and will be assessed each month thereafter. If you do not load funds to your card during the ten (10) days after card sign up, your first Monthly Service Fee will be assessed during the monthly billing cycle which follows your first load.

Walmart MoneyCard Plus Card Fee Information:

Purchase Fee Load a minimum of $20 at any register or online	$4.00 or less
Monthly Service Fee * See footnote below for timing of this fee.	$3.00
Reload using direct deposit of payroll or government benefits.	No Fee
Reload using Walmart Check Cashing Standard Walmart Check Cashing fees and limits apply. Not available in all states or stores.	No Reload Fee
Rapid Reload® at participating Walmart Stores	$3.00
Reload with cash on the Green Dot Network	Up to $4.95
Cash withdrawal or balance inquiry at over 24,000 MoneyPass® ATMs	No Fee
Cash withdrawal at non-MoneyPass® ATMs or tellers ATM owner may also charge a fee.	$2.00
Cash back with purchase where available	No Fee
Balance inquiry at non-MoneyPass® ATMs ATM owner may also charge a fee.	$1.00
Replacement card if lost, stolen, or damaged	$3.00
Foreign merchant surcharge added to transaction amount	2%
Optional services may also be offered for a fee
*When and How Monthly Service Fees are Assessed. Your first Monthly Service Fee will be assessed ten (10) days after you sign up or set up your card and each month thereafter.

Walmart MoneyCard Preferred Card Fee Information:

Purchase Fee Load a minimum of $20 at any register or online	$4.00
Monthly Service Fee * See footnote below for timing of this fee. The next month’s fee is waived when you: Load at least $500 in a calendar month (excludes any amount received using the Send Money feature) or, Get payroll or government benefits direct deposited.	$3.00

Reload using direct deposit of payroll or government benefits.	No Fee
Reload using Walmart Check Cashing Standard Walmart Check Cashing fees and limits apply. Not available in all states or stores.	No Reload Fee
Rapid Reload® at participating Walmart Stores	No Fee
Reload with cash on the Green Dot Network	Up to $4.95
Cash withdrawal or balance inquiry at over 24,000 MoneyPass® ATMs	No Fee
Cash withdrawal at non-MoneyPass® ATMs or tellers ATM owner may also charge a fee.	$2.00
Cash back with purchase where available	No Fee
Balance inquiry at non-MoneyPass® ATMs ATM owner may also charge a fee.	$1.00
Replacement card if lost, stolen, or damaged	$3.00
Foreign merchant surcharge added to transaction amount	2%
Optional services may also be offered for a fee

* When and How Monthly Service Fees are Assessed. Your first Monthly Service Fee will be assessed ten (10) days after you sign up or set up your card and each month thereafter.

Walmart MoneyCard Simple Fee Plan

Monthly Service Fee[1]	$3.00	Fee is waived when you reload $1,000 in prior calendar month.[2]
Swipe Reload at Walmart	$3.00	Reload for free using Direct Deposit or Walmart Check Cashing.[3]
Get cash at non-MoneyPass® ATMs or tellers[4]	$2.00	No ATM withdrawal fee at thousands of MoneyPass® ATMs nationwide. Free cash back with purchase where available.
ATM Balance Inquiry[4]	$1.00	Balance inquiries are free at MoneyPass® ATMs, online, by phone, or via text messaging.[5]
Other Fees: At foreign merchant, a 2% surcharge will be added. Lost or stolen card fee $3.

SCHEDULE 7.4

DATA SHARING, POCS DATA AND LICENSE ADDENDUM

This Data Sharing, POCS Data and License Addendum (“Data Sharing Addendum”) is made subject to and a part of the Amended and Restated Walmart MoneyCard Program Agreement (“Agreement”) entered into between and among Retailer, GDC and Bank (as defined in the Agreement).

1.    Definitions.     Capitalized terms used in this Data Sharing Addendum and not otherwise defined will have the meanings given to them in the Agreement.
“Compliance Data” means any data collected by GDC or Bank for fraud mitigation purposes or in order to comply with Applicable Law or law enforcement request, including any biometric data.
“Customer Data” means the name, email address, telephone number, address, social security number or other government issued identifier that is collected by GDC or Bank from the Cardholder or purchaser of a Product, whether in connection with the purchase of a Product, as a result of a Product transaction or through a request or communication directed to the Cardholder or purchaser of a Product.
“De-Identified Data” means Customer Data that has been de-identified or aggregated adequately to ensure that no individual can reasonably be identified from the data. To the extent any Applicable Law mandates a certain de-identification standard that would apply to the information in question, the information will not be considered De-Identified Data unless that standard has been applied.
“POCS System” means Retailer’s Point of Contact Service Data system, an integrated Retailer customer interface that, among other things, presents financial services options for a customer based on customer specific personal and transaction information.
“GDC Data” means Customer Data and Servicing Data. The term “GDC Data” shall not include De-Identified Data.
“Privacy Policy” means the privacy policies, terms and notices of the Parties posted on their respective websites or applicable to their respective collection and use of personally identifiable information.
“Retailer Data” means (i) any personally identifiable information provided by an individual to Retailer in connection with the Program, and (ii) other data or information which is not GDC Data which is collected by or on behalf of Retailer without a breach of the Agreement or any obligation of confidentiality to GDC.
2.    Limited License to Retailer; Restrictions on Use; Sharing of GDC Data.
A.    Subject to the terms and conditions set forth in this Data Sharing Addendum and the Agreement, and subject to Applicable Law and the Privacy Policies of GDC, GDC and Bank hereby grant to Retailer a royalty-free, non-exclusive, worldwide, irrevocable license to use, store, process, manipulate (including to de-identify Customer Data or other personally identifiable information), reproduce and/or combine the GDC Data for the purposes identified in this Section 2 of this Data Sharing Addendum. Retailer may permit its contractors or subcontractors to exercise the rights granted in this Section 2, provided that such contractors or subcontractors (i) may only exercise such rights for the benefit of and in the course of providing services to Retailer and (ii) are subject to confidentiality requirements equivalent to those imposed on Retailer.
B.    Retailer (and any of its contractors or subcontractors who are given access to GDC Data pursuant to Section 2) may use the GDC Data for the following purposes:
(1)    to conduct Retailer internal statistical analyses;
(2)    to perform Retailer internal business modeling;
(3)    to add dimensionality to current or prospective customers, including developing insights into consumer behaviors, consumer needs and demographics for Retailer internal business use, and creating, maintaining and updating customer profiles in the POCS System;

(4)    to market Retailer’s products and services in a manner permitted by Applicable Law;
(5)    for Retailer compliance, risk management, and fraud detection, monitoring and prevention purposes;
(6)     for Retailer tax, legal and accounting purposes;
(7)    to provide or display customer, purchaser, or Cardholder transaction information in the POCS System;
(8)    for any other purpose permitted by Applicable Law.
The Parties may mutually agree in writing to additional permitted purposes for which Retailer may use GDC Data.
    C.    Neither GDC, Bank nor Retailer will disclose or use GDC Data in a manner that (i) would breach the Privacy Policy of GDC or Bank; or (ii) would violate any Applicable Law.
D.    Without GDC’s consent, Retailer will not disclose, sell, resell, license, sublicense or distribute the GDC Data in any form or in combination with any other third party data to third parties other than to Retailer’s contractors or subcontractors solely for use in connection with the purposes of Retailer described in Section 2.B of this Data Sharing Addendum. Notwithstanding the foregoing, Retailer may disclose GDC Data if such disclosure is required by court order or legal process, provided Retailer provides GDC with reasonable advance notice of the request, to the extent permitted by Applicable Law, and cooperates with GDC in obtaining a limiting order or other confidential treatment of GDC Data.
E.    GDC, Bank and Retailer acknowledge and agree that consumers may be customers of GDC or Bank and of Retailer, and that the same or similar information may be included in GDC Data and Retailer Data. To the extent that the same information is included in both GDC Data and Retailer Data, (i) GDC and Bank shall retain their ownership and use rights in GDC Data; (ii) Retailer shall retain its ownership and use rights in Retailer Data; and (iii) the restrictions on Retailer’s use of GDC Data included in Paragraphs B, C (as it relates to the Privacy Policy of GDC or Bank), D, and K of this Section 2 of this Addendum will not apply to GDC Data that also constitutes Retailer Data. Each Party (x) is responsible for any information it collects from consumers or receives pursuant to this Data Sharing Addendum, and (y) may at any time modify the types of information it collects and its Privacy Policy, subject to this Addendum, provided, however, that GDC and Bank must promptly provide Retailer with updates to their respective Privacy Policies.
F.    GDC will deliver the GDC Data to Retailer or Retailer’s designee via FTP location using a SFTP methodology or other secure transmission process agreed upon by the Parties in writing and that complies with the Retailer Information Security Addendum, Schedule 7.6 of the Agreement. Retailer will provide appropriate security credentials for the SFTP or other secure transmission process.
G.    GDC will transmit a batch file of GDC Data to Retailer or its designee on a [*] basis.
H.    Neither GDC nor Retailer shall have any obligation to provide the other with any information or data purchased or otherwise acquired by such Party from a third party.
I.    GDC and Bank will within a reasonable period of time revise their Privacy Policy to the extent necessary for GDC and Bank to share GDC Data with Retailer in the manner set forth in this Data Sharing Addendum and subject to Applicable Law, will provide consumers with the right to opt out of sharing Customer Data with third parties, including Retailer. GDC and Bank shall not, nor shall they have any obligation to, provide to Retailer any Customer Data that pertains to a consumer who has opted out of such sharing. GDC and Bank shall, at all times during the Term, make their Privacy Policy, including the applicable opt-out mechanism, available to consumers.
K.    Subject to all Applicable Law, upon expiration of the Term or termination of the Agreement, Retailer may, subject to the terms of this Data Sharing Addendum and the Agreement, (i) retain a copy of applicable GDC Data for the purposes of compliance with Applicable Law and internal compliance policies,

*Confidential Treatment Requested.

and (ii) continue to use any information or data resulting from Retailer’s or its contractors’ analysis or manipulation of GDC Data, whether alone or in conjunction with other data.
3.    Compliance Data. Nothing in this Data Sharing Addendum or the Agreement is intended to limit either Party’s ability to collect, use or disclose data in order to conduct or effectuate transactions, or pursue compliance, risk management, and fraud detection, monitoring and prevention to the maximum extent permitted by Applicable Law. Notwithstanding any other provision of this Data Sharing Addendum or the Agreement, the Parties agree to cooperate in good faith, to identify, investigate, and prosecute or otherwise act to mitigate, suspected theft, fraud and wrongdoing associated with the Program. Without limiting the generality of the foregoing, the Parties will, following a request from the other Party and subject to Applicable Law and Privacy Policies, furnish Compliance Data regarding consumers and suspected wrongdoing for use solely in connection with any bona fide law enforcement or governmental investigations or initiatives.
4.     Warranty. GDC and Bank each warrant and represent that any GDC Data provided to Retailer shall, upon delivery, be free of any encumbrance or limitation that would prevent or restrict Retailer from making use of GDC Data for any of the permitted purposes identified in Section 2.B of this Data Sharing Addendum, subject to and accordance with the terms of the Agreement and Applicable Law. To the extent any Applicable Law requires consumers’ prior written authorization in order to disclose Customer Data to Retailer for use pursuant to this Data Sharing Addendum, GDC and Bank will not disclose the applicable Customer Data to Retailer without first obtaining the necessary written authorization from the consumer.

SCHEDULE 7.5

Servicing Data

Green Dot PII
ORIGINAL NAME	NOTES
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
Green Dot MC Transact (pre 08/2011)
ORIGINAL NAME	NOTES
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
Green Dot MC Transactions
ORIGINAL NAME	NOTES
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
*Confidential Treatment Requested.

SCHEDULE 7.6

RETAILER INFORMATION SECURITY ADDENDUM

Wal-Mart Stores, Inc. (“Retailer”) and Green Dot Corporation and Green Dot Bank (collectively, “Principal”) have entered into the Amended and Restated Walmart MoneyCard Program Agreement (the “Agreement”). This Information Security Addendum (the “Addendum”) sets forth the Parties’ mutual understanding relating to the privacy and security of Walmart Information and Walmart systems.

Whereas the Parties agree that, as a result of the engagement contemplated by the Agreement, Principal will have access to Walmart Information and/or Retailer systems; and

Whereas both Parties wish to meet their legal obligations with respect to access to and potential use and disclosure of Walmart Information and/or Retailer systems;

Therefore, in consideration of the foregoing, the promises and covenants contained in the Agreement, and for other good and valuable consideration, the receipt and the sufficiency of which is hereby acknowledged, the Parties agree as follows:

A.	Definitions. For the purposes of this Addendum, the terms below have the following meanings whenever capitalized:

“Claims” means all claims, requests, accusations, allegations, assertions, complaints, petitions, demands, suits, actions, proceedings, causes of action, and judgments.

“Costs” means expenses of any kind, including attorneys’ fees, litigation costs, investigatory costs, costs of providing notice to any person or organization in the event of a Data Incident, and costs of providing consumer protection services to any person in the event of a Data Incident, including credit monitoring or identity restoration services.

“Data Incident” means any reasonably suspected or actual unauthorized access to or acquisition, disclosure, use, or loss of Walmart Information (including hard copy records) or breach or compromise of Principal’s Security Program that presents a potential threat to any Walmart Information or Retailer system.

“ISD” means Retailer’s Information Systems Division.

“Privacy and Security Requirements” means all of the following: (i) all legal requirements (federal, state, local, and international laws, rules and regulations, and governmental requirements) currently in effect and as they become effective, relating in any way to the privacy, confidentiality, integrity, availability, or security of Walmart Information; (ii) all industry standards concerning privacy, data protection, confidentiality, integrity, availability, or security of information, including the Payment Card Industry Data Security Standard, and any other similar standards; (iii) all policies, statements, or notices that are provided to Principal in writing; and (iv) all controls required by the ISD Security Review, including secure coding standards.

“Security Program” means a comprehensive written information security program described below in Section C.

“Security Review” refers to ISD Security’s assessment and evaluation of Principal’s Security Program and its engagement with Retailer.

“Walmart Information” means the following, regardless of form or the media in which it is maintained, that may be accessed, used, or disclosed to Principal in connection with or incidental to the performance of services for or on behalf of Retailer or by any other means:

1.	Any information relating to an identified or identifiable individual irrespective of whether such individual is a Retailer customer, employee, or other status (including name, postal address, email address, telephone number, date of birth, Social Security number, driver’s license number, other government-issued identification number, financial account number, credit or debit card number, insurance ID or account number, health or medical information, consumer reports, background checks, biometric data, digital signatures, any code or password that could be used to gain access to financial resources, or any other unique identifier);

2.	Non-public business information; and

3.	Any information marked “Highly Sensitive” or “Sensitive” or defined as “Confidential” by the Agreement, or information that Principal should reasonably believe to be confidential.

B.	Acknowledgement. [*] acknowledges that it is [*] for the confidentiality and security of [*] in its possession, custody, or control, or for which [*] is otherwise responsible.

C.
Security Program. Principal has implemented and shall maintain a Security Program that complies with Privacy and Security Requirements and incorporates industry best practices. Principal’s Security Program includes appropriate administrative, technical, and physical safeguards; assures the confidentiality, availability, integrity, and security of Walmart Information and Retailer systems; and includes at least the following safeguards:

[*]

*Confidential Treatment Requested.

D.
Supervision. Principal shall exercise necessary and appropriate supervision over its relevant employees and others acting on its behalf to maintain confidentiality, integrity, availability, and security of Walmart Information.

E.	Mobility and Transfer of Data.

1.	Walmart Information that is classified by Retailer as [*] or [*] shall not be [*], unless [*].

2.	All electronic data transfers of Walmart Information classified by Retailer as [*] or [*] must be [*].

3.	Any physical removal or transfer of Walmart Information classified by Retailer [*] or [*] from Retailer’s or Principal’s facilities shall be conducted only [*].

F.	Data Incidents.

1.
Principal agrees to immediately notify Retailer’s Emergency Operations Center by phone [*] of any Data Incident. While the initial phone notice may be in summary form, a comprehensive notice should be given within [*] to Retailer’s Privacy Office, 702 SW 8th Street, Bentonville, AR and its Chief Information Security Officer, 805 Moberly Lane, Bentonville, AR. The notice shall summarize in reasonable detail the nature and scope of the Data Incident (including a description of all Walmart Information affected) and the corrective action already taken or to be taken by Principal. The notice shall be timely supplemented to the level of detail reasonably requested by Retailer, inclusive of relevant investigative or forensic reports.

2.
Principal shall promptly take all necessary and advisable corrective actions, and shall cooperate fully with Retailer and its designees in all reasonable efforts to investigate the Data Incident, mitigate adverse effects, and prevent recurrence. Such cooperation shall include responding to Retailer’s inquiries about the Data Incident in a timely fashion. In the event of a Data Incident, Retailer’s point of contact at Principal will be:

[*]
Chief Operating Officer
Green Dot Corporation
Telephone: [*]
Email: [*]

3.
The Parties shall collaborate on whether it is necessary or advisable to provide notice of the Data Incident to any person, governmental entity, the media, or other party. The Parties shall collaborate on the content of the notice. [*] will make the final determination as to whether notice will be provided and to whom, the content of the notice, and which Party will be the signatory to the notice.

G.	Third Parties. Principal may transfer, disclose, or otherwise provide access to Walmart Information (including through use of third party hosting or cloud services) only to the following parties:

1.
Any subcontractor or agent that Principal engaged prior to executing the Agreement if: (i) the subcontractor or agent, including the proposed access to Walmart Information by the subcontractor or agent, was evaluated in a manner substantially similar to a Security Review; (ii) the subcontractor or agent maintains an information security program substantially equivalent to the Security Program required of Principal by this Addendum; (iii) Principal has executed an agreement with the subcontractor or agent that is substantially equivalent to this Addendum; and (iv) the subcontractor or agent has a demonstrable genuine business need-to-know for all Walmart Information to which it is provided access.

    *Confidential Treatment Requested.

2.
Any subcontractor or agent that Principal engages following execution of the Agreement if: (i) Retailer is permitted, at its option, to conduct a Security Review to evaluate Principal’s engagement of the subcontractor or agent and security controls implemented by that subcontractor or agent; (ii) the subcontractor or agent maintains an information security program substantially equivalent to the Security Program required of Principal by this Addendum; (iii) Principal has executed an agreement with the subcontractor or agent that is substantially equivalent to this Addendum and preserves for Retailer or Principal the rights available to Retailer pursuant to Sections F and K of this Addendum; (iv) the subcontractor or agent has a demonstrable genuine business need-to-know for all Walmart Information to which it is provided access; and (v) Retailer provides prior approval to Principal authorizing the sharing, transfer, disclosure, or access.

3.	Any other party that is not a subcontractor or agent only with prior notice to and prior approval of Retailer.

H.
Notice of Process. In the event Principal receives a governmental or other regulatory request for, or legal process requesting, any Walmart Information, Principal shall immediately notify Retailer’s Legal Department in order that Retailer will have the option to defend such action. Principal shall reasonably cooperate with Retailer in such defense.

I.
Notice of Individual Requests and Complaints. Principal shall immediately notify Retailer in the event that Principal receives: (i) requests from individuals relating to Walmart Information, including requests to access or rectify personally identifiable information; or (ii) complaints of any kind from individuals relating to the privacy, confidentiality, or security of Walmart Information. Principal shall not respond to any such request or complaint without Retailer’s prior approval.

J.
Use Restrictions. Unless Retailer provides prior approval, Principal shall not use, access, disclose, reconfigure, re-identify, or aggregate Walmart Information, nor permit any of the foregoing, for any purpose other than performing services pursuant to the Agreement, fulfilling the obligations of this Addendum, or as strictly necessary to comply with law.

K.	Security Review and Assessment.

1.	ISD Security may conduct a Security Review when determined reasonably required by Retailer.

2.
At Retailer’s request, Principal shall provide Retailer copies of its data privacy and security policies and procedures that apply to Walmart Information. Principal also may be asked, upon Retailer’s reasonable request, to submit written responses to questions regarding its privacy and information security practices that apply to Walmart Information. Principal shall submit written responses within [*] of receipt of Retailer’s request.

3.
Principal shall provide ISD Security with an opportunity to conduct a privacy and security assessment of Principal’s Security Program and systems and procedures. Such assessment may be conducted on-site by Retailer personnel or Retailer’s contracted third party assessors or through surveys and interviews, at the option of Retailer. Such assessment may be conducted no more than [*], or more frequently in the event of any Data Incident. When an on-site assessment will be conducted, Retailer shall provide Principal with reasonable advance notice of not less than [*], except in the event of a Data Incident or if Retailer has a reasonable basis to believe Principal may not be in compliance with this Addendum, in which case advance notice shall be not less than [*].

*Confidential Treatment Requested.

4.
Principal shall provide Retailer with notice of any findings that are likely to adversely impact Walmart Information or Retailer systems that are identified through any security assessment or review of Principal’s systems or Security Program performed by Principal or a third party, including vulnerability and penetration assessments. Notice of these findings may be provided in the form of a written summary. Principal shall keep Retailer timely informed of its remediation efforts to address these findings.

L.	Compliance. Principal shall comply with all applicable Privacy and Security Requirements.

M.
Security Certification. Principal shall maintain a level of security certification or assessment consistent with best practices and conducted by a qualified third party reasonably acceptable to Retailer. Such certifications shall be provided to Retailer upon reasonable request.

N.
Indemnification. Principal shall indemnify, defend, and hold harmless Retailer for and from [*], and reimburse Retailer for or bear any [*], related to any Data Incident or Principal’s noncompliance with this Addendum notwithstanding [*].

O.
Termination. Retailer may terminate any contract or engagement between the Parties, including the Agreement, in the event: (i) of a Data Incident that Retailer determines is likely to [*] or may [*]; (ii) of a material violation of this Addendum by Principal, including any violation of [*]; (iii) of any material misrepresentation made in connection with any Security Review, assessment, or other process described in [*]; or (iv) that Principal or a third party reviewed pursuant to [*] fails to timely or effectively remediate material adverse findings from a Security Review, assessment, or other process described in [*], as applicable. This Section O in no way limits any termination rights provided under the Agreement.

P.	Secure Return or Disposition; Termination of Access.

1.
Principal shall return or dispose of Walmart Information in its possession, custody, or control: (i) if no longer needed for Retailer’s business or legal purposes or upon termination of the Agreement to which this Addendum is appended, whichever is longer; or (ii) upon Retailer’s direction which may be given at any time.

2.
Notwithstanding the foregoing, Principal will be permitted to retain: (i) Walmart Information for a longer period if such retention is strictly necessary to meet Principal’s legal compliance obligations, is done pursuant to Principal’s fully implemented and documented records management program, and is limited to the minimum Walmart Information and minimum retention period needed to meet these obligations; and (ii) backup media containing Walmart Information for so long as is permitted by Principal’s fully implemented and documented records management program, which retention shall not be indefinite and shall not exceed [*].

3.	Any disposal of Walmart Information must ensure that Walmart Information is rendered permanently unreadable and unrecoverable.

4.	To the extent Principal accesses or has contact with Retailer systems, Principal must ensure that such access is discontinued upon termination of the Agreement.

5.	Upon reasonable notice and if requested by Retailer, Principal shall provide Retailer with a certification by an officer attesting to Principal’s compliance with this Section P.

Q.
Survival. Section N and Section P.5 will survive termination of this Addendum and the Agreement. The remaining provisions of this Addendum will survive until such time as Principal has fully complied with the provisions of Section P.

R.    Interpretation. The terms of this Addendum are to be construed to permit compliance with the Parties’ legal obligations with respect to Walmart Information. This Addendum supersedes any inconsistent provisions

*Confidential Treatment Requested.

contained in prior oral or written agreements between the Parties, including the Agreement, that are relevant to the subject matter of this Addendum. Notwithstanding the foregoing, provisions in prior agreements between the Parties that impose additional or more stringent obligations than this Addendum with respect to Walmart Information will remain in force. The underlined headings in this Addendum are for convenience only and will not affect the interpretation of this Addendum.